EXHIBIT 10.17

This agreement (sometimes referred to as the “Content Integration Agreement”) is made as of February 27, 2002 (“Effective Date”), by and between CenterSpan Communications Corp., 7175 NW Evergreen Parkway, Suite 400 Hillsboro, Oregon 97124 (hereinafter “Subscription Service Agent”, “CenterSpan” or “you”) and Sony Music, a Group of Sony Music Entertainment Inc., 550 Madison Avenue, New York, New York  10022-3211 (hereinafter “Sony”, “we” or “us”).

WHEREAS Sony is in the business of, inter alia, developing, producing, marketing, promoting, distributing and otherwise exploiting recorded music;

WHEREAS Subscription Service Agent would like to integrate, inter alia, the Sony Materials, along with Recordings embodying the featured musical performances of musical recording artists that are not Sony Artists and other graphic, textual and multimedia materials, into the Service;

WHEREAS Sony would like to, inter alia, sell Streams and Conditional Downloads of Sony Cleared Recordings to consumers via the Service;

WHEREAS Subscription Service Agent desires to act as Sony’s agent in connection with the sale of Streams and Conditional Downloads of the Sony Cleared Recordings to consumers via the Service;

WHEREAS Sony desires to appoint Subscription Service Agent as Sony’s agent on the terms and conditions set forth in this Content Integration Agreement;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      DEFINITIONS

1.01.     “Above the Fold” shall mean situated within the portion of a Web Page that is designed to be visible to end users on a standard computer screen with a resolution of 800 pixels by 600 pixels without requiring such end users to scroll horizontally or vertically through the Web Page concerned.

1.01.1.  “Adjusted Gross Revenue” shall have the meaning assigned to such term in section 6.03(b)(12) below.

1.02.     “Advance” shall mean a prepayment of Service Fees (as defined in subparagraph 6.03(a) below), including for the avoidance of doubt and without limitation, the Execution Advances and the Anniversary Advances (together, the “Syndication Advances”) payable pursuant to Schedule A attached hereto.  Subscription Service Agent may recoup Advances solely from Service Fees to be paid or accrued to or on behalf of Sony pursuant to this Content Integration Agreement.   Except as and to the extent, if at all, expressly provided elsewhere herein, Advances paid under this Content Integration Agreement shall not be returnable to Subscription Service Agent or any other Person.

1.02.1.  “Advertisements” shall have the meaning assigned to such term in section 6.03(b)(1) below.

1.02.2.  “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common ownership or control with, or is owned or controlled by, such specified Person.  As used in this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the ownership of at least fifty percent (50%) of the equity of such other Person.

1.03.     “Agent Servers” shall mean the computer servers located in the Territory utilized by the Subscription Service Agent in connection with the Service, including, for the avoidance of doubt, such computer servers that are so-called “seeding peers”.

1.04.     “Aggregate Information” shall mean such information concerning the usage habits, patterns and/or demographic classification of End Users as a group without specifying the identity of any individual End Users, to the extent such information is compiled by or made available to CenterSpan.  Aggregate Information shall include such items and categories of such information as CenterSpan and Sony shall mutually determine in good faith from time-to-time during the Term.  For the avoidance of doubt, examples of items and categories of information that may constitute “Aggregate Information” may include information regarding an End User’s postal code, connection speed, ISP, household income and use of Recordings on the Service.

1.04.1.  (a)     “Album” shall mean one (1) or more audio-only Records, at least forty (40) minutes in playing time and embodying at least eight (8) different musical compositions sold by Sony in a single package for sale through normal retail channels (as that term is commonly used in the U.S. phonograph record industry).  (b) “Single” - a vinyl audio-only Record not more than seven (7) inches in diameter, or the equivalent in non-vinyl configurations.  (c) “Twelve-inch Single” - an audio-only Record which contains not more than three (3) Sides of different Compositions.  (d) “Extended Play Record” or “EP” - an audio-only Record which contains four (4) or more Sides of different Compositions but does not constitute an Album.

1.04.2.  “Applicable Percentage” shall have the meaning assigned to such term in section 6.03(b)(11).

1.05.     “Approved Electronic Device” shall mean an Electronic Device approved by Sony in writing in advance in each instance for use in connection with the delivery of Sony Materials to End Users via the Service.

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.06.     “Approved Playback Format” shall have the meaning assigned to such term in section 5.01(a)(ii) below.

1.06.1.  “Approved Streaming Format” shall have the meaning assigned to such term in section 5.01(a)(i) below.

1.07.     “Approved Media Player” shall have the meaning assigned to such term in section 5.06(b)(3) below.

1.08.     “Approved Security Features” shall have the meaning assigned to such term in subparagraph 5.01(b) below.

1.09.     “Bounties” shall have the meaning assigned to such term in section 6.03(b)(2) below.

1.10.     “Buy Link” shall mean an active Link on the Service Site or Syndication Agent Site, as the case may be, which links such Service Site to a Web Site created, maintained and hosted by an authorized reseller of Phonograph Records in the United States or Canada, as the case may be, that processes and fulfills mail order sales of the Phonograph Records embodying Recordings that are Streamed or Conditionally Downloaded to End Users in the United States or Canada, as the case may be.

1.11.     “Canadian Authorized Recordings” shall mean those audio-only, stereo Recordings: (i) that are embodied on Albums, Singles and EPs released by Sony’s principal Licensee in Canada for the distribution of Phonograph Records in Canada for distribution through normal retail channels (as that term is understood in the U.S. Phonograph Record industry) in Canada and are listed in such Licensee’s then most recent active Canadian product catalog (i.e. the product catalog currently known as the “Sony Music Canada Catalogue”), as such catalog is updated from time to time throughout the Term; and (ii) in respect of which the sound recording public performance and sound recording reproduction rights have been obtained under the copyright laws of Canada and such Licensee’s recording and other applicable rights acquisition agreement(s), as applicable; and (iii) which are not otherwise excluded under paragraph 3.03 or section 4.03(e)(2) below.

1.11.1.  “Canadian Cleared Recordings” shall mean those audio-only, stereo Recordings: (i) that are Canadian Authorized Recordings; and (ii) in respect of all Publishing Rights have been obtained.  For the avoidance of doubt, Canadian Cleared Recordings shall only be accessible by Canadian End Users.

*  Confidential Portions Omitted.

1.11.2.  “Canadian End User” shall mean, at any particular time, any Person who (i) has registered with Subscription Service Agent a valid billing address that is in Canada, (ii) either (A) subscribes to the Service either through the Subscription Service Agent or a Syndication Agent and uses the Service solely for personal, non-commercial use or (B) is otherwise eligible to subscribe to the Service but is given access to the Service either through Subscription Service Agent or a Syndication Agent for a limited, free-trial membership, (iii) has registered for and been assigned by you a User Account, (iv) has been assigned a unique password by Subscription Service Agent in respect of each User Account which must be correctly entered prior to the commencement of any period during which such Person is permitted to access the Service (i.e., Persons that do not have such a unique password cannot access the Service) and (v) remains in good standing pursuant to the Service’s terms of service and privacy policy.

1.11.2.  “Canadian Street Date” shall have the meaning assigned to such term in subsection 3.03(c)(1)(ii) below.

1.12.     “Change of Control” shall mean the occurrence of any of the following events:

(a)   [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(b)   [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.12.1.  “Composition” shall mean (i) a single musical composition, irrespective of length, including all spoken words and bridging passages, or (ii) a spoken word or dramatic work (or portion thereof), irrespective of length, that is thematically related and embodied by Sony in an Album as a separate so-called “track” (as that term is understood in the United States Phonograph Record industry).

1.13.     “Conditional Download” shall mean a digital file containing a digitized copy of a Sony Cleared Recording that is accessed by an End User from the Service that is subject to the following limitations and restrictions: (i) the digital copy resulting from such Download may reside solely on the hard drive of one (1) Approved Electronic Device owned or controlled exclusively by the End User that has requested the digital file concerned, either directly or indirectly, and cannot be retransmitted, moved or otherwise copied to any other computer hard drive or other digital storage device by any Person, including, without limitation, any portable device; (ii) the digital copy will automatically be permanently

*Confidential Portions Omitted.

disabled and/or permanently erased from such hard drive of such End User’s Approved Electronic Device (as applicable) upon the expiration or termination of the End User’s subscription to the Service; (iii) the digital copy will automatically be permanently disabled and/or permanently erased from the hard drives of the Approved Electronic Devices of all End Users immediately upon the termination or expiration of the Term or upon the occurrence of an event hereunder that excludes the Sony Cleared Recording in question from the scope of the Grant of Rights; (iv) the digital copy will be encoded with a digital rights management specification that (A) complies in all respects with the provisions of Article 5 below, and (B) complies with any other limitations or restrictions which may be provided for pursuant to this Content Integration Agreement, or otherwise agreed to between the parties hereto.  For the avoidance of doubt, a digital file containing a digitized copy of a Sony Cleared Recording shall not fail to qualify as a Conditional Download by reason, alone, that an End User can create an analog copy thereof by utilizing an analog audio output jack resident on the Approved Electronic Device concerned.

1.14.     “Conditionally Download” shall mean the act or process of receiving a Conditional Download.

1.14.1   [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.15.     “Default Event” shall have the meaning assigned to such term in subparagraph 11.01(b) below.

1.16.     Omitted without implication.

1.17.     Omitted without implication.

1.18.     Omitted without implication.

1.19.     Omitted without implication.

1.20.     Omitted without implication.

1.21.     “Domain Names” shall mean uniform resource locators (“URLs”) registered with any duly authorized internet domain name registry (e.g., Network Solutions, Inc.).

1.22.     “Download” (as a noun) shall mean an electronic transmission and delivery of digital data that is transferred from a central server or the computer hard drive owned or controlled exclusively by another End User (i.e., so-called “peer-to-peer file sharing”) to the End User through the Electronic Medium which results in the creation of an Electronic Digital Copy of the item of content concerned.

*  Confidential Portions Omitted.

1.23.     “Download” or “Downloading” (used as a verb or gerund) shall mean the process of creating Downloads.

1.24.     “Downloadable” shall mean the capability of resulting in a Download.

1.25.     “Ephemeral Copy” shall have the meaning assigned to such term in section 3.01(b)(1) below.

1.26.     “Electronic Device” shall mean any medium or device designed to (i) accept input of digital data; (ii) process that input through computer programs and other sets of instructions that control the operation of such electronic device; (iii) accurately count and report the number of performances of each Recording to the extent necessary to prepare Service Fee Reports and otherwise comply with the Subscription Service Agent’s reporting obligations hereunder; and (iv) produces output and causes a desired result which enables a Person utilizing such device to perceive a copy or performance, as the case may be, of the content embodied in the digital data transmission concerned.

1.27.     “Electronic Digital Copy” shall mean a copy (other than a Conditional Download or an Ephemeral Copy) of any content, including without limitation the Sony Materials, in a digital format.  A temporary copy of content resident on a machine or device while waiting to be transferred between two (2) locations in the same machine or device in a manner that is substantially contemporaneous with the transmission of such copy, as in the case of “buffering” or “caching” during the transmission of a Stream and a temporary Partial Data Cache resident in a so-called “obfuscated cache” (as described with greater particularity in the Technical Specifications attached hereto) located in a machine or device while waiting to be transferred or potentially transferred from one (1) End User to another End User via so-called “peer-to-peer file sharing,” respectively, shall not, for that reason alone, constitute an “Electronic Digital Copy” of the content concerned.

1.28.     “Electronic Medium” shall mean the subset of the Internet presently known as the World Wide Web and any other public or private data networks utilized to provide Internet connectivity to consumers, any digital telephone network, any digital cable television distribution platform, and any digital satellite television platform that primarily delivers audiovisual materials.

1.29.     “End User” shall mean, at any particular time, any Person who (i) is located in the Territory, (ii) either (A) subscribes to the Service either through the Subscription Service Agent or a Syndication Agent and uses the Service solely for personal, non-commercial use or (B) is otherwise eligible to subscribe to the Service but is given access to the Service either through Subscription

Service Agent or a Syndication Agent for a limited, free-trial membership, (iii) has registered for and been assigned by you a User Account, (iv) has been assigned a unique password by Subscription Service Agent in respect of each User Account which must be correctly entered prior to the commencement of any period during which such Person is permitted to access the Service (i.e., Persons that do not have such a unique password cannot access the Service) and (v) remains in good standing pursuant to the Service’s terms of service and privacy policy.

1.30.     “End User Information” means, collectively, Aggregate Information and Personal Information whether such information is in oral, or human readable and/or machine readable form.

1.31.     “Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other business organization.

1.32.     “Equity Consideration” shall have the meaning assigned to such term in subparagraph 6.02(a).

1.33.     “Extranet” shall have the meaning assigned to such term in subparagraph 7.01(a) below.

1.33.1.  “Functionality Specifications” shall mean the functionality specifications and mock-ups of the Service attached hereto as Exhibit A-1.

1.34.     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect from time to time.

1.35.     “Grant of Rights” shall have the meaning assigned to such term in subparagraph 3.01(a) below.

1.35.1.  “Gross Margin” shall have the meaning assigned to such term in section 6.03(b)(3) below.

1.35.2.  “Gross Revenue” shall have the meaning assigned to such term in section 6.03(b)(1) below.

1.36.     “Home Page” shall mean the individual Web Page of a Web Site intended by the Person maintaining the Web Site concerned to be the first Web Page viewed by end-users accessing such Web Site.

1.36.1.  “Imported Recordings” shall mean audio or audiovisual recordings for which you have not secured the sound recording public performance and sound recording reproduction rights from the Person owning or controlling the applicable sound recording copyright therein necessary to exploit such recording in connection with the Service.

1.37.     “Launch Date” shall mean the date that is the earlier of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.37.1.  “Licensee” shall mean a licensee of rights from Sony, including, without limitation, wholly or partly owned subsidiaries, affiliates and other divisions and components of Sony Music Entertainment Inc.

1.38.     “Link” shall mean an embedded icon, object, graphic or text within a Web Page that consists of a hypertext pointer to the URL of another Web Page.

1.39.     Omitted without implication.

1.40.     Omitted without implication.

1.41.     “Media Player” shall have meaning assigned to such term in section 5.06(b)(1) below.

1.41.1.  “Minimum Monthly Amount” shall have the meaning assigned to such term in section 6.03(b)(5) below.

1.41.2.  “Monthly Playback Number” shall have the meaning assigned to such term in section 6.03(b)(6) below.

1.41.3.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.41.4.  “New Recordings” shall mean Recordings released by Sony on Phonograph Records for sale through normal retail channels in the United States after the Effective Date or by Sony’s principal Licensee in Canada on Phonograph Records for sale through normal channels in Canada after the Effective Date.

1.41.5.  “Net Advertising Revenue” shall have the meaning assigned to such term in section 6.03(b)(7) below.

1.41.6.  “Network Syndication Agent” shall mean a Rank 1 Network Syndication Agent, Rank 2 Network Syndication Agent or Rank 3 Network Syndication Agent.

1.41.7.  “Online Retailer Syndication Agent” shall mean a Syndication Agent that is actively engaged in the merchandising, marketing or promotion of the sale of Records via the Electronic Medium, either in whole or in part.

*  Confidential Portions Omitted.

1.41.8.  “Partial Data Cache” shall mean a single, encrypted digital file containing a portion of a digitized copy of a Sony Cleared Recording, which, solely when combined with not less than five (5) other single, encrypted digital files each, respectively, containing a different non-overlapping portion of a digitized copy of the Sony Cleared Recording concerned, with the aid of an Approved Electronic Device, enables the Sony Cleared Recording to be perceived by such End User as a Stream of such Sony Cleared Recording or stored as a Conditional Download embodying such Sony Cleared Recording.  Without limiting the generality of the foregoing, each Partial Data Cache shall be subject to the following limitations, restrictions and attributes: (i) the digital file may reside solely on the hard drive of an Approved Electronic Device owned or controlled exclusively by the End User in a so-called “obfuscated cache” (as described with greater particularity in the Technical Specifications attached hereto), (ii) the digital file cannot be retransmitted, moved or otherwise copied to any other computer hard drive or other digital storage device by any Person, including, without limitation, any portable device except to the Approved Electronic Device of another End User in a so-called “obfuscated cache” (as described with greater particularity in the Technical Specifications attached hereto); (iii) the Sony Materials embodied in the digital file cannot be perceived as Sony Materials, whether directly or with the aid of an Approved Electronic Device, without first verifying that the Person seeking access is an End User in good standing for the online session concerned and without receiving from the Service the other such non-overlapping portions of the Sony Cleared Recording concerned that corresponds to the digital file concerned; (iv) each Partial Data Cache shall be transferred solely under the control and authority of Subscription Service Agent, and solely to End Users in good standing; (v) Subscription Service Agent shall track where each digital file resides at all times; and (vi) the digital copy will be securely protected so that it (A) complies in all respects with the provisions of Article 5 below, (B) utilizes effective technological means designed to prevent Persons from editing, changing or removing any part of the Sony Materials contained therein or from making a copy (including an Electronic Digital Copy) thereof, or from moving or transferring such file to an Electronic Device that is not an Approved Electronic Device, and (C) complies with any other limitations or restrictions which may be provided for pursuant to this Content Integration Agreement, or otherwise agreed to between the parties hereto.

1.42.     “Permitted Portable Device” means an End User’s SDMI-compliant portable Electronic Device that is capable of storing and playing the Sony Materials in accordance with and subject to the terms and conditions of this Content Integration Agreement and is an Approved Electronic Device hereunder.

1.43.     “Person” shall mean any individual and any Entity, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

1.44.     “Personal Information” means information about each individual End User from which it is possible to ascertain the identity of such End User, including, without limitation (i) the End User’s name, (ii) the End User’s mailing address (including, without limitation, the End User’s zip or postal code or equivalent) and electronic mail address and (iii) the End User’s personally identifiable transaction data (e.g., credit card number and titles of Records purchased).  Notwithstanding the foregoing or anything elsewhere herein, CenterSpan shall not be obligated to utilize Personal Information for any purpose other than enforcing and protecting the rights, restrictions and limitations set forth herein by taking appropriate actions in connection with individual End Users and potential End Users that have or allegedly have violated (or that CenterSpan should have known have or allegedly have violated) CenterSpan’s End User license agreement or other terms of service governing usage of the Service or the terms, conditions and limitations set forth herein regarding uses of Recordings as and to the extent permitted herein.

1.45.     “Phonograph Record” shall mean a Record as embodied by the manufacturer and/or distributor in a physical, non-interactive Record configuration (e.g., vinyl LP’s, cassettes, compact discs, videocassettes) prior to its distribution to the consumer, as opposed to the transmission or communication of a Record to the consumer prior to being embodied in a physical Record configuration, whether or not it may at some point be embodied in a physical Record configuration, by the consumer or under the consumer’s direction or control.

1.45.1.  “Playback” (as a noun) shall mean a single, encrypted digital transmission of a Sony Cleared Recording to an End User via a Conditional Download, through an Approved Playback Format, whereby such transmission is contemporaneous with the performance of the Recording embodied therein and which, in all cases, cannot be digitally copied, duplicated or stored in any manner or medium in whole or in part, directly or indirectly.

1.45.2.  “Playedback” (as a verb) means the act or process of having transmitted Playbacks solely through an Approved Playback Format.

1.46.     “Procedures Report” shall have the meaning assigned to such term in paragraph 6.06 below.

1.46.1.  “Prohibited Digital Output” shall mean a digital output that forms a part of an Electronic Device that is capable of rendering or transmitting unencrypted digital data containing a Conditional Download or a Partial Data Cache that is not subject to the Approved Security Features at a transfer rate that is faster than so-called “real time” (e.g., capable of a transferring a Record that is intended to have a playing time of sixty (60) minutes in less than that amount of time).

1.46.2.  “Publishing Costs” shall mean all actual, out-of-pocket costs paid to music publishers or applicable rights societies with jurisdiction over reproduction rights in connection with exercising: (i) Publishing Rights and (ii) the rights, consents, licenses and permissions necessary for the mechanical reproduction of musical compositions embodied in all Recordings (other than Sony Cleared Recordings and Sony Authorized Recordings) in connection with the Service.

1.46.3.  “Publishing Rights” shall mean all rights, consents, licenses and permissions necessary for the mechanical reproduction of musical compositions embodied in Sony Authorized Recordings in connection with the Service.

1.46.4.  “Publishing Rights Date” shall mean the date is nine (9) months after the Effective Date.

1.46.5.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.46.6.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.46.7.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.46.8.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.47.     “Record(s)” shall mean all forms of reproductions, transmissions or communications of Recordings now or hereafter known, manufactured, distributed, transmitted or communicated primarily for home use, school use, jukebox use or use in means of transportation.

1.48.     “Recording” shall mean a recording of sound (by any method and on any substance or material, or in any other form or format, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records) embodying the performance of a single Composition.

1.48.1.  “Record Labels” shall mean any Person owning or controlling multiple Recordings featuring the performances of a reasonably significant number of recording artists (including, but not limited to, EMI Recorded Music, BMG Entertainment, Universal Music Group, Warner Music Group, Zomba Records Corporation) and any of Affiliate of any such Person.

*  Confidential Portions Omitted.

1.49.     “Service” shall mean the interactive subscription music service owned and operated by Subscription Service Agent conforming to the Technical Specifications, which:

(a)   is accessible exclusively by End Users, exclusively through the Service Site and the Syndication Agent Sites via a maximum of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* Approved Electronic Devices at any one time per User Account; provided, however, that in respect of any particular User Account, (x) no more than [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* such Approved Electronic Devices may be an Approved Electronic Device described in clause (i) of paragraph 1.05 above and (y) no particular End User may utilize [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* or more of the Approved Electronic Devices described in clause (ii) of paragraph 1.05 above or [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* or more of the Approved Electronic Devices described in clause (iii) of paragraph 1.05 above;

(b)   subject to paragraph 8.01 below, is marketed exclusively under the name “scour”, “C-Star” or such other name as may be adopted by Subscription Service Agent in connection with a substantial portion of its business, provided that such other name may not be construed by a reasonable Person as disparaging to Sony, its Affiliates and/or any of the Sony Parties, artists, producers, mixers, remixers or other Persons that contributed to the recording of the Sony Cleared Recordings transmitted via the Service;

(c)   offers, inter alia, an End User the opportunity to receive one or more Stream(s) and/or Conditional Downloads of the Sony Cleared Recordings from the Agent Server (or, in the case of so-called “peer to peer file sharing”, from an Approved Electronic Device of another End User in full compliance with the terms of this Content Integration Agreement) promptly following such End User’s specific request or demand therefor and prohibits the use of Imported Recordings (except as expressly permitted under paragraph 5.06 below); provided that the copies of each Sony Cleared Recording received by End Users must be initially delivered via the Agent Servers and must be derived from encoded digital files delivered by Sony to Subscription Service Agent pursuant to subparagraph 3.01(d) below (for the avoidance of doubt, this paragraph shall not operate to preclude the Service from authorizing End Users to facilitate serial copying of such encoded digital files among End Users from an Approved Electronic Device of another End User in full compliance with the terms of this Content Integration Agreement in the case of so-called “peer to peer file sharing”);

*  Confidential Portions Omitted.

(d)  requires each End User to furnish Personal Information to the Subscription Service Agent or to the Syndication Agent concerned;

(e)  compiles Aggregate Information (subject to paragraph 1.04 above) and Personal Information (subject to paragraph 1.44 above);

(f)   conforms to the Technical Specifications; and

(g)  conforms to the Functionality Specifications.

For the avoidance of doubt and without limiting the generality of anything in clauses (a) through (g) of this paragraph 1.49, but subject to the allocation methodology prescribed in subsection 6.03(b)(4)(B) below, Sony hereby acknowledges that: (i) nothing contained in this Content Integration Agreement shall be construed as a limitation of Subscription Service Agent’s right to bundle the Service with other services operated by Subscription Service Agent as part of the same consumer offering to an End User, and (ii) an End User’s opportunity to receive one or more Stream(s) and/or Conditional Downloads of Sony Cleared Recordings from an Approved Electronic Device of an End User in full compliance with the terms of this Content Integration Agreement (i.e., so-called “peer to peer file sharing” is a primary aspect of the functionality of the Service).

1.50.     “Service Fee” shall have the meaning assigned to it in subparagraph 6.03(a) below.

1.51.     “Service Fee Report” shall have the meaning assigned to such term in paragraph 6.04 below.

1.51.1.  “Service Release Date” shall have the meaning assigned to such term in section 3.03(c)(1) below.

1.52.     “Service Site” shall mean the Web Site, based in the United States, the Home Page of which is located at the Uniform Resource Locator (“URL”) scour.com (or a successor URL designated by Subscription Service Agent and approved by Sony in writing in advance, which approval Sony shall not unreasonably withhold) and is owned and operated solely by the Subscription Service Agent by which End Users can access the Service in accordance with the terms of this Content Integration Agreement.

1.53.     “Sony Artist” shall mean recording artists whose musical performances are embodied on Sony Cleared Recordings.

1.54.     “Sony Authorized Artwork” shall mean the front album cover art, only, used by Sony in the packaging of the Records in which Sony Cleared Recordings concerned are originally released by Sony in the United States for sale through normal retail channels (as that term is understood in the U.S. Phonograph Record industry).  For the avoidance of doubt, Sony Authorized Artwork shall not include liner notes, lyrics or other artwork, pictorial, graphic, audiovisual or textual materials which are incorporated in the Album concerned or the packaging or used in the marketing and/or promotion of Phonograph Records embodying the Sony Cleared Recordings.

1.55.       “Sony Authorized Recordings” shall mean: (a) solely with respect to United States End Users, United States Authorized Recordings and (b) solely with respect to Canadian End Users, Canadian Authorized Recordings.

1.56.       “Sony Authorized Trademarks” shall mean any Trademark owned and/or controlled by Sony and made available to Subscription Service Agent pursuant to the terms and conditions of this Content Integration Agreement.

1.56.1.  “Sony Cleared Recordings” shall mean: (a) solely with respect to United States End Users, United States Cleared Recordings and (b) solely with respect to Canadian End Users, Canadian Cleared Recordings.

1.57.       “Sony Materials” shall mean the Sony Cleared Recordings and Sony Authorized Artwork.

1.58.       “Sony Parties” shall mean Sony Music Entertainment Inc. and its parent, subsidiaries, affiliates, divisions, components and Licensees and each of their officers, agents, employees, partners, directors, controlling persons and advisors.

1.58.1.  “Sony’s Pro Rata Share” shall have the meaning assigned to such term in section 6.03(b)(8) below.

1.58.2.  “Sony’s Usage Percentage” shall have the meaning assigned to such term in section 6.03(b)(9) below.

1.59.       “Stream” (as a noun) shall mean a single, encrypted digital transmission of Recordings to End Users from the Agent Server (or, in the case of so-called “peer-to-peer Streaming,” from the Approved Electronic Device of an End User in full compliance with the terms of this Content Integration Agreement) solely through the Electronic Medium, which digital transmission is, in the case of Recordings, contemporaneous with the performance of the Recording embodied therein and which, in all cases, is designed not to be digitally copied, duplicated or stored in any manner or medium in whole or in part, directly or indirectly (other than any temporary copies used solely for so-called “caching” or “buffering”).

1.60.       “Stream”, “Streaming” or “Streamed” (as a verb or gerund) shall mean  the act or process of transmitting Streams solely through an Approved Streaming Format.

1.61.       “Street Date” shall have the meaning assigned to such term in section 3.03(c)(1) below.

1.62.       “Stock Purchase Agreement” shall have the meaning assigned to such terms in subparagraph 6.02(b) below.

1.62.1.    “Subscription Fees” shall have the meaning assigned to such term in section 6.03(b)(10) below.

1.62.2.    “Syndication Agent” shall mean any Person who complies with the provisions of paragraph 8.02 below.

1.62.3.    “Syndication Agent Agreement” shall have the meaning assigned to such term in subparagraph 8.02(a) below.

1.62.4.    Omitted without implication.

1.62.5.    Omitted without implication.

1.62.6.    “Syndication Agent Sites” shall mean the Web Sites, based in the United States or Canada, that are owned and operated solely by the Syndication Agents by which End Users can access the Service in accordance with the terms of this Content Integration Agreement.

1.63.       “Technical Specifications” shall mean the technical specifications of the Service attached hereto as Exhibit A-2.

1.64.       “Term” shall have the meaning assigned to it in paragraph 2.01 below.

1.65.       “Territory” shall have the meaning assigned to it in paragraph 2.02 below.

1.66.       “Trademarks” shall mean trademarks and service marks, trade names, brand names, corporate names, logos, trade dress, and other words, designations, labels, symbols, designs, colors, color combinations or product configurations, whether registered or unregistered.

1.66.1.    “Triggering Person” shall mean [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

1.66.2.    “United States Authorized Recordings” shall mean those audio-only, stereo Recordings: (i) that are embodied on Albums, Singles and EPs released by Sony for distribution through normal retail channels (as that term is understood in the U.S. Phonograph Record industry) in United States and are listed in Sony’s then most recent active United States product catalog (i.e., the

*  Confidential Portions Omitted.

product catalog currently known as the “U.S. Pocket Pop Alpha”), as such catalog is updated from time to time throughout the Term; and (ii) in respect of which the sound recording public performance and sound recording reproduction rights have been obtained under the copyright laws of United States and Sony’s recording and other applicable rights acquisition agreement(s), as applicable; and (iii) which are not otherwise excluded under paragraph 3.03 or section 4.03(e)(2) below.

1.66.3.    “United States Cleared Recordings” shall mean those audio-only, stereo Recordings: (i) that are United States Authorized Recordings; and (ii) in respect of all Publishing Rights have been obtained.  For the avoidance of doubt, United States Cleared Recordings shall only be accessible by United States End Users.

1.66.4.    “United States End User” shall mean, at any particular time, any Person who (i) has registered with Subscription Service Agent a valid billing address that is in the United States, (ii) either (A) subscribes to the Service either through the Subscription Service Agent or a Syndication Agent and uses the Service solely for personal, non-commercial use or (B) is otherwise eligible to subscribe to the Service but is given access to the Service either through Subscription Service Agent or a Syndication Agent for a limited, free-trial membership, (iii) has registered for and been assigned by you a User Account, (iv) has been assigned a unique password by Subscription Service Agent in respect of each User Account which must be correctly entered prior to the commencement of any period during which such Person is permitted to access the Service (i.e., Persons that do not have such a unique password cannot access the Service) and (v) remains in good standing pursuant to the Service’s terms of service and privacy policy.

1.66.5.    “United States Street Date” shall have the meaning assigned to such term in subsection 3.03(c)(1)(i) below.

1.67.       “User Account” shall mean, with respect to each End User, the unique account set up by the Subscription Service Agent to govern such End User’s access to the Service.

1.68.       “Web Page” shall mean a document that is either (A) written in HTML (i.e., Hypertext Markup Language), or another industry standard mark-up language, that is made available for viewing by End Users at a single URL or Domain Name via the World Wide Web portion of the Internet by server software using HTTP (i.e., Hypertext Transfer Protocol) to effectuate data transmission (or server software using any other generally accepted protocols utilized to effectuate data transmissions via the World Wide Web portion of the Internet); or (B) written in any computer programming language other than HTML, that is intended to be accessible, directly or indirectly, simultaneously to End Users via a computer or any other electronic device on any public data network that uses Transmission Control Protocol/Internet Protocol (i.e., TCP/IP) or Wireless Application Protocol (i.e., WAP) to effectuate data transmission (or any other generally accepted protocols utilized to effectuate data transmissions via public data networks).

1.69.       “Web Site” shall mean a collection of Web Pages (or its functional equivalent in non-World Wide Web based methods of transmitting, receiving and displaying textual and graphic digital data) with a common theme or subject matter which are: (a) organized hierarchically, (b) owned, managed and operated by the same Person or at the direction of such Person, and (c) interconnected via Links.

2.      TERM; TERRITORY

2.01.       The term of this Content Integration Agreement (“Term”) will begin as of the Launch Date and will continue for a period ending on the date that is [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* after such Launch Date, unless sooner terminated pursuant to Article 11 below.

2.02.       The territory of the Grant of Rights is the United States (including solely the territories and/or possessions of Puerto Rico and the U.S. Virgin Islands) and Canada (“Territory”).  Without limiting the foregoing, you represent and warrant that: (i) neither you nor any Syndication Agent, directly or indirectly, will market, promote or advertise the Service in any manner directed to, or designed to attract, visitors to the Service from countries outside the Territory; (ii) neither you nor any Syndication Agent will allow any Person whose billing address is outside of the United States or Canada to be an End User; (iii) neither you nor any Syndication Agent will create or facilitate the creation of Links from Web Sites outside the Territory to the Service Site or to any Syndication Agent Site; (iv) you will require each End User to represent and warrant to you in a click-through End User license agreement governing such End User’s use of the Service that such End User resides in the United States or Canada, as the case may be; (v) United States End Users shall not have access to Canadian Cleared Recordings, directly or indirectly, in whole or in part and Canadian End Users shall not have access to United States Cleared Recordings, directly or indirectly, in whole or in part; and (vi) you will immediately terminate the subscription of any End User who violates the terms of his or her End User license agreement.  You shall use your best good faith reasonable efforts to prevent other Web Sites outside of the Territory from creating Links from such Web Sites to the Service. Notwithstanding the preceding three sentences, Sony hereby acknowledges and agrees that: (i) your rights hereunder include the right to exploit the Sony Materials via the Internet, which by its nature extends beyond the Territory and (ii) you

*  Confidential Portions Omitted.

shall use effective, state-of-the-art technologies that (a) prevent Persons seeking access to the Service from domains located outside the Territory from accessing the Service and (b) effectively block out access to the Service based upon billing or addresses or other Personal Information that would lead a reasonable Person to believe that such Person is a resident of a territory outside the Territory; provided that such technologies are available to you on commercially reasonable terms (for the purpose hereof, “reasonableness” shall be determined by taking into account the cost of implementing the technologies as compared to the general operating costs of CenterSpan in general).

3.      GRANT OF RIGHTS

3.01.  (a)     Sony hereby appoints you to act as its non-exclusive agent to solely perform the functions expressly authorized by Sony pursuant to subparagraph 3.01(b) below in connection with the Sony Materials, as integrated by you into the Service.  For the avoidance of doubt, this Content Integration Agreement may not be terminated during the Term except as otherwise specifically provided herein.  Your right to integrate the Sony Materials into the Service and to distribute those Sony Materials in accordance with the terms of this Content Integration Agreement is sometimes referred to herein as the “Grant of Rights”.  Your rights to use the Sony Materials shall be subject to all of the terms and conditions of this Content Integration Agreement, and your right to use such Sony Materials shall not constitute a transfer of rights to you in or to the Sony Materials or any other intellectual property associated therewith, except to the extent expressly authorized herein. For the avoidance of doubt, nothing contained in this Content Integration Agreement shall be construed as giving you or any Syndication Agent the right to sell, resell or otherwise conduct or authorize the transmission of Sony Materials, either in whole or in part, as a dealer, retailer, distributor, subdistributor, merchant or otherwise, except to the extent expressly authorized herein.  Sony hereby acknowledges that you are a distributor of Records.  Notwithstanding the foregoing or anything elsewhere herein, neither you nor any Person deriving rights from you shall enable or facilitate access, directly or indirectly, in whole or in part, to Records, Recordings, or other materials, owned or controlled by Sony or any of its Licensees via the Service or otherwise that do not constitute Sony Cleared Recordings hereunder in the Territory or elsewhere.

(b)           Solely in order to effectuate the Grant of Rights, Sony hereby authorizes you and grants to you the non-exclusive power and authority to do only the following with respect to your use of the Sony Materials:

(1)        Transfer a reasonable, limited number of copies (each an “Ephemeral Copy”) of each of the Sony Cleared Recordings in their entirety and corresponding Sony Authorized Artwork onto the Agent Servers, provided that: (A) the total number of such Ephemeral Copies is limited to the number reasonably necessary to efficiently digitally transmit the Sony Materials in accordance with the terms and conditions of this Content Integration Agreement; (B) all such Ephemeral Copies shall be destroyed and/or erased, as Sony shall direct, upon the termination or expiration of the Term; (C) the Agent Servers to the extent they contain any Sony Materials (but, for the avoidance of doubt, not the hard drives of Approved Electronic Devices of End Users accessing the Service via “peer to peer file sharing”) are not either directly or indirectly part of a network of computer servers or computers except to the extent, if at all, described in the Technical Specifications attached hereto; and (D) neither Subscription Service Agent nor any Person deriving rights from Subscription Service Agent shall have any right to use or otherwise exploit Ephemeral Copies, either in whole or in part, directly or indirectly, except as expressly provided in this Content Integration Agreement;

(2)        To maintain the Sony Cleared Recordings and related Sony Authorized Artwork on the Agent Servers only until the expiration of the Term (solely to the extent necessary to enable Streams and Conditional Downloads of the Sony Cleared Recordings and the display of Sony Authorized Artwork via the Service in accordance with the terms herein);

(3)        To integrate the Sony Materials into the Service for transmission to End Users (including, for the avoidance of doubt, via so-called “peer to peer file sharing” as and to the extent expressly permitted herein) in accordance with the following provisions as well as in accordance with the other terms set forth elsewhere herein: (i) except to the extent your right to transmit the Sony Materials has been restricted by the provisions hereunder, the Sony Materials must at all times during the Term be accessible by End Users from the Agent Servers via the Service Site or via a Syndication Agent Site in accordance with the terms set forth herein; (ii) except to the extent your right to transmit the Sony Materials have been restricted by the provisions hereunder, the Sony Cleared Recordings may, at any time during the Term, be accessible by End Users from  other End Users through so-called “peer to peer” file sharing; (iii) in all cases, the Sony Materials shall only be accessible by End Users via the Electronic Medium during the Term; (iv) United States End Users shall not have access to Canadian Cleared Recordings, directly or indirectly, in whole or in part; and (v) Canadian End Users shall not have access to United States Cleared Recordings, directly or indirectly, in whole or in part; and

(4)        To permit End Users to Stream Sony Cleared Recordings and Playback Conditional Downloads of the Sony Cleared Recordings and to display (or refrain from displaying, as Subscription Service Agent may determine in its reasonable discretion) Sony Authorized Artwork via the Service in accordance with the terms herein, including, but not limited to the following requirement:  to the extent Subscription Service Agent displays Sony Authorized Artwork, each Stream and Playback of a Sony Cleared Recording must be accompanied by an image (75 pixels by 75 pixels in size) of the Sony Authorized Artwork corresponding to the Sony Cleared Recording in question.

For the avoidance of doubt, you shall not be required to display Sony Authorized Artwork via the Service.

(c)     (1)        Your rights hereunder are non-transferable, non-sublicensable and non-delegable and you acknowledge that: (i) all of the rights granted herein are granted on a non-exclusive basis; and (ii) Sony reserves all rights to use, and authorize third parties to use, the Sony Materials.

(2)        You may only transmit or allow authorized Syndication Agents to transmit the Sony Materials to End Users as part of the Service in the Territory, subject to the next sentence.  Notwithstanding the foregoing or anything elsewhere herein, Syndication Agent may allow Persons other than End Users to access the Service to the extent permitted under section 4.06(a)(2); provided, however, that such Persons shall not be entitled to Stream or Playback any Sony Cleared Recordings unless and until such Persons qualify as End Users hereunder.

(3)        Except as expressly permitted herein with respect to Conditional Downloads, Subscription Service Agent shall not, and shall not authorize any Person to, whether through acts or omissions, either directly or indirectly, in whole or in part, to make any Downloads, or to create or facilitate the creation of Downloadable copies, of any Sony Materials.

(4)        All rights not expressly granted to Subscription Service Agent hereunder are reserved by Sony.

(5)        As between Sony and Subscription Service Agent, the Sony Materials, all performances embodied therein, and all copyrights, and Trademarks and other rights in and to the Sony Materials of any kind are, and shall remain, the sole and exclusive property of Sony.  Subscription Service Agent warrants, represents and agrees that it will not through its acts or omissions, directly or indirectly, sell or otherwise dispose of, pledge, mortgage or in any way encumber the Sony Materials, in whole or in part, directly or indirectly, or, attempt to pledge, mortgage or otherwise encumber Subscription Service Agent’s rights under this Content Integration Agreement for the benefit of or on behalf of a Triggering Person.

(d)     In all cases, the Sony Materials included on the Service shall be derived from encoded digital files or other materials or formats (which shall contain the Album title as well as the corresponding featured artist name, track title, ISRC number (where available) and UPC number (where available)) provided to you by Sony or such other Person(s) as Sony designates in its sole, unrestricted, discretion; provided, however, that neither End Users nor any other Persons shall have access to any ISRC numbers or UPC numbers.  For the avoidance of doubt, Sony’s delivery to you of any Phonograph Record or encoded digital files or other materials or formats under this subparagraph 3.01(d) shall not be deemed to constitute “clearance” for use in connection with the Service in any manner, nor shall is be deemed to constitute a waiver of any of the restrictions and/or limitations on your use of any Recordings embodied thereon set forth in this Content Integration Agreement.

(e)      You warrant and represent that you shall not directly or indirectly allow any of the Sony Materials to be edited, altered or otherwise modified.

3.02.     You hereby represent, warrant and covenant that: (i) you have not and shall not grant any third party rights to use any Sony Materials (a “Third Party Use”) not granted to you in this Content Integration Agreement; and (ii) you have exercised and will continue to exercise commercially reasonable efforts to monitor all Third Party Uses to ensure that they abide by the terms of the preceding clause (i).  If you become aware of any unauthorized manufacture, advertising, distribution, lease or sale by any third party of the Sony Materials, or any other Recordings (or related Sony Authorized Artwork) the copyrights to which are owned or controlled by Sony or its Licensees, you shall immediately advise Sony in writing thereof and shall cooperate with Sony (at Sony’s reasonable expense, provided that such unauthorized use(s) is not due, in whole or in part, to Subscription Service Agent’s (or any Person deriving rights from Subscription Service Agent) acts or omissions) in the event that Sony commences any action or proceeding against such third party.  In the event that any Third Party Use violates the terms of this Content Integration Agreement, you agree to assign to Sony any rights, now or hereafter in existence, which you may have to sue or otherwise bring an action in law or in equity against such third party infringer for violating the terms of this Content Integration Agreement or otherwise violating Sony’s rights in and to the Sony Materials.

3.03.     (a)     At all times during the Term, Sony shall have the right at its sole discretion, effective immediately upon notice to you (which notice may, notwithstanding anything to the contrary herein, be via facsimile, electronic mail or any other effective method of communication), to exclude any Sony Materials from the scope of the Grant of Rights for any of the following reasons:

(1)     Any so-called “artist relations” and/or “marketing” reasons;

(2)     Any contractual restriction or other limitation on Sony’s right to exploit the Sony Material concerned as contemplated herein in all or part of the Territory; or

(3)     Any other legal reasons which, in the reasonable judgment of Sony’s attorneys, might subject you, the Syndication Agents or any Sony Party or other Person to unfavorable regulatory action or which might violate any law, violate the rights of any Person, or subject you, the Syndication Agents or any Sony Party or other Person to liability for any reason (or if Sony believes, in its sole reasonable judgment, that (i) Sony lacks the right to authorize you to use the Sony Material concerned as contemplated herein, (ii) the Sony Material concerned might infringe upon the rights of any Person, (iii) any use of the Sony Materials in connection with the Service is patently offensive or denigrating to Sony, any Sony Artist or any other Person, or (iv) the use of any Sony Materials in connection with the Service might subject any Sony Party or any Sony Artist or other Person to unfavorable regulatory action, might violate any law, might infringe the rights of any Person, or might subject any Sony Party or any Sony Artist or other Person to liability for any reason); and/or

(4)     The failure to secure or retain, as the case may be, the necessary Publishing Rights, as required under section 4.03(e)(2) below, for the Sony Materials concerned.

(b)         (1)      Upon your receipt of Sony’s request to remove any Sony Materials from the Service, you agree that you shall, immediately thereafter but in no event later than [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* from the date of such demand, remove from the Service all Sony Materials referenced in Sony’s demand; provided, however, that your non-habitual, non-repetitive failure to so remove any particular Sony Materials in any instance(s) shall not constitute a material breach of this Content Integration Agreement.  At Sony’s written request, you shall promptly notify Sony in writing of your compliance with the terms of this subparagraph, which notice shall be accompanied by all copies of the Sony Materials concerned.  At Sony’s written request, you shall furnish Sony with an affidavit, signed by an officer of Subscription Service Agent, in a form satisfactory to Sony in its reasonable discretion, accurately confirming that you have destroyed and/or erased all copies of the Sony Materials that are removed from the Service pursuant to this subparagraph.

(2)     [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(c)         (1)                 (i)      [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(ii)     [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(2)     (i)      Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein (and in addition to any other exclusions set forth herein), during each [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* period of the Term Sony may at any time and for any reason elect to withhold the availability of certain United States Cleared Recordings via the Service beyond the Street Date as follows: (A) a total of up to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* (and all Recordings related thereto (including

*  Confidential Portions Omitted.

remixes thereof)) or, at Sony’s option, selected Recordings from up to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* for a total of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* from the applicable United States Street Date for the Album concerned, and (B) up to an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* (and all Recordings related thereto (including remixes thereof)) or, at Sony’s option, selected Recordings from up to an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* for up to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* from the applicable United States Street Date for the Album concerned.

(ii)     Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein (and in addition to any other exclusions set forth herein), during each [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* of the Term Sony may at any time and for any reason elect to withhold the availability of certain Canadian Cleared Recordings via the Service beyond the Street Date as follows: (A) a total of up to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* (and all Recordings related thereto (including remixes thereof)) or, at Sony’s option, selected Recordings from up to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* for a total of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* from the applicable Canadian Street Date for the Album concerned, and (B) up to an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* (and all Recordings related thereto (including remixes thereof)) or, at Sony’s option, selected Recordings from up to an additional [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* for up to [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* from the applicable Canadian Street Date for the Album concerned.

(d)         (1)      (i)      Without limiting the generality of the foregoing or anything elsewhere herein, Sony shall advise you of the Album titles listed in Sony’s then most recent active United States product catalog (i.e. the product catalog currently known as the “U.S. Pocket Pop Alpha”) that constitute United States Cleared Recordings as of such date (such list is sometimes referred to herein as the “U.S. Initial Clearance List”), it being understood and agreed that notwithstanding anything elsewhere in this Content Integration Agreement: (i) no such Recordings shall be deemed to constitute United States Cleared

*  Confidential Portions Omitted.

*  Confidential Portions Omitted.

Recordings hereunder until you have been so advised of the U.S. Initial Clearance List, and (ii) all Recordings listed in the Initial Clearance List shall be deemed to be United States Cleared Recordings unless and until Sony notifies you otherwise in writing.  Sony shall use reasonable efforts to provide you with the U.S. Initial Clearance List, identified as the list of United States Sony Cleared Recordings, in an electronic format reasonably available to Sony containing the Album title as well as the corresponding featured artist name, track title, ISRC number (where available) and UPC number (where available), provided that Sony shall not be required to incur any non-de-minimus incremental costs to create or deliver to you the U.S. Initial Clearance List in an electronic format.

(ii)     Without limiting the generality of the foregoing or anything elsewhere herein, Sony shall advise you of the Album titles listed in Sony’s principal Canadian Licensee’s then most recent active Canadian product catalog (i.e. the product catalog currently known as the “Sony Music Canada Catalogue”) that constitute Canadian Cleared Recordings as of such date (such list is sometimes referred to herein as the “Canadian Initial Clearance List”), it being understood and agreed that notwithstanding anything elsewhere in this Content Integration Agreement: (i) no such Recordings shall be deemed to constitute Canadian Cleared Recordings hereunder until you have been so advised of the Canadian Initial Clearance List, and (ii) all Recordings listed in the Canadian Initial Clearance List shall be deemed to be Canadian Cleared Recordings unless and until Sony notifies you otherwise in writing.

(2)     Without limiting the generality of the foregoing or anything elsewhere herein, at reasonable periodic intervals during the Term (which periodic intervals shall be no less frequently than once per month), Sony shall endeavor to advise you of New Recordings hereunder, it being understood and agreed that, notwithstanding anything elsewhere in this Content Integration Agreement, any Recordings released (or re-released, as the case may be) by Sony on Phonograph Records for sale through normal retail channels in the United States or Canada, as the case may be, after the Effective Date shall not be deemed to constitute New Recordings that are Sony Cleared Recordings hereunder unless and until confirmed as such by Sony in writing in each instance.  Sony’s failure to so advise or so confirm any particular titles in any instance(s) shall not constitute a breach of this Content Integration Agreement.

4.             OPERATION OF THE SERVICE; RESTRICTIONS

4.01.    Omitted without implication.

4.02.        (a)     All rights in any Sony Materials furnished by Sony or used by Subscription Service Agent at Sony’s request in connection with the Subscription Service, including the copyright and the right to secure copyright, shall, as between you and Sony, be Sony’s property throughout the universe and in perpetuity.

(b)     All matters relating to the Sony Authorized Trademarks or to notices or disclosures on the Subscription Service, pursuant to subparagraph 4.05(a) below, deemed advisable by Sony’s attorneys shall be determined in Sony’s sole discretion.  Sony shall not be deemed unreasonable in rejecting any requested change to the use of the Sony Authorized Trademarks with respect to the Subscription Service upon the advice of Sony’s attorneys.

4.03.        (a)     Subscription Service Agent shall be solely responsible for creating, maintaining and hosting the Service in accordance with the Technical Specifications and the Functionality Specifications.

(b)     Subscription Service Agent shall, at its sole expense, be solely responsible for conducting all business activities related to the Service, including, but not limited to the following activities: (i) setting the price End Users will pay for subscriptions to the Service sold through the Service Site and delegating to Syndication Agents the authority to set prices End Users will pay for subscriptions to the Service sold through Syndication Agent Sites; (ii) processing all subscriptions to the Service placed by End Users during the Term, (iii) overseeing all activities of the Syndication Agents in connection with the Service; (iv) subject to subparagraph 12.01(t) below, providing pricing, billing and financial clearinghouse services in connection with the Service; (v) handling all customer service matters related to End Users; and (vi) handling all financial transactions related to the Service (including, but not limited to, billing End Users, collecting income from and auditing Syndication Agents, processing all payments, paying all applicable taxes).  Except as expressly authorized by Sony in writing in each instance, Sony shall have no responsibilities or obligations of any nature with respect to any Syndication Agents or End Users.

(c)     Except as expressly set forth herein (including, without limitation, in paragraph 16.01.1 below), as between Sony and Subscription Service Agent, Subscription Service Agent hereby assumes all liability which may arise from products and services, as the case may be, rendered to End Users and liability for injuries to and by servants, agents, employees or the general public in connection with operation of the Service.  Except as expressly set forth herein, all business risks related to the Service, including but not limited to the risk of non-payment by End Users and Syndication Agents, shall be borne by Subscription Service Agent.

(d)     All costs and expenses incurred in insuring against loss, theft or damage of any materials delivered to Subscription Service Agent by Sony (“Delivery Materials”) shall be borne by Subscription Service Agent. Upon the loss, theft, damage to or destruction of any Delivery Materials, Subscription Service Agent shall promptly furnish Sony with proof thereof by an affidavit executed by a duly authorized officer of the Subscription Service Agent which accurately confirms, with reasonable particularity, the loss, theft or damage concerned.  For any Delivery Materials lost, stolen, destroyed or damaged after delivery to Subscription Service Agent and prior to return to Sony, Subscription Service Agent shall promptly pay to Sony the reasonable replacement cost thereof, which payment shall not transfer title thereto to Subscription Service Agent or any other Person.

(e)     (1) Subscription Service Agent shall be solely responsible for any and all costs, fees, expenses or other charges in connection with the uses of the Sony Materials permitted hereunder and the maintenance of the Sony Materials and computer files embodying Sony Materials.  For the avoidance of doubt, as between you and Sony, Sony shall be responsible for making all union payments (if any) and all audio record royalty payments required to be made by Sony under any agreements to which Sony is a party to each recording artist, producer, mixer, remixer and other Person that contributed to the recording of the Sony Cleared Recordings transmitted via the Service.

(2)  (i)      At all times through and including the Publishing Rights Date, Sony shall have the exclusive right and obligation to attempt to obtain all necessary Publishing Rights.  After the Publishing Rights Date, you shall be solely responsible for obtaining all Publishing Rights to the extent not secured by Sony.  In all cases, notwithstanding anything elsewhere herein, no Sony Authorized Recordings shall constitute Sony Cleared Recordings hereunder and be used in connection with the Service until either Sony or you have obtained all necessary Publishing Rights in connection with such Sony Authorized Recording.   To the extent you are responsible for obtaining Publishing Rights with respect to any Sony Authorized Recording, you shall be solely responsible for obtaining all necessary rights with respect to (i) the musical compositions and other copyrighted literary, dramatic and other works, other than the Recording in question, embodied within such Recording and (ii) publishing rights, consents, licenses and permissions which are necessary for your uses of the Recording in question in connection with the Service (e.g., currently effective performance and mechanical copyright licenses for use of the musical composition in question as well as literary, dramatic and other works, other than the Recording in question, embodied in the Sony Authorized Recording in question).  Whether or not Sony has secured Publishing Rights with respect to any particular Sony Authorized Recording, you shall be solely responsible for securing currently effective performance licenses for the use by means of public and/or private performance of Compositions embodied in all Sony Authorized Recordings.

(ii)     In the event that there are Excess Publishing Costs (as defined in section 6.03(b)(12)), Sony shall bear financial responsibility (subject to subsection 4.03(e)(2)(iii) below) for [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* of Sony’s Usage Percentage of Excess Publishing Costs (sometimes referred to as “Sony’s Share of Excess Publishing Costs”) and Subscription Service Agent shall bear financial responsibility for all other Excess Publishing Costs (sometimes referred to as “Subscription Service Agent’s Share of Excess Publishing Costs”).

*  Confidential Portions Omitted.

(iii) With respect to Publishing Rights obtained by Sony hereunder in connection with Sony Cleared Recordings, Sony shall perform the ministerial function of administering such Publishing Rights to the extent obtained and paying Publishing Costs; provided, however, that you shall pay (which, for the avoidance of doubt, may be in advance of the time Sony is required to make such payments to the music publishers and/or copyright proprietors for the underlying Publishing Rights) Sony for the full amount of all Publishing Costs paid or incurred by Sony in connection therewith, promptly following Sony’s written request therefor in each instance, regardless of whether Advances have theretofore been recouped from Service Fees payable hereunder, and to the extent that any such Publishing Costs constitute Sony’s Share of Excess Publishing Costs, the amount of Sony’s Share of Excess Publishing Costs shall constitute an additional Advance hereunder.  With respect to Publishing Rights obtained by Subscription Service Agent hereunder, you shall pay to the applicable holders of Publishing Rights all Publishing Costs (regardless of whether Advances have theretofore been recouped from Service Fees payable hereunder), and to the extent that any such Publishing Costs constitute Sony’s Share of Excess Publishing Costs, the amount of Sony’s Share of Excess Publishing Costs shall constitute an additional Advance hereunder.

(3)       Upon your written request by notice to Sony (“Publishing Information Request Notice”), which notice, to be effective, shall be delivered to Sony no earlier than thirty (30) days prior to the Publishing Rights Date and no later than thirty (30) days after the Publishing Rights Date, shall use reasonable efforts to provide you with a list containing any relevant publishing information that Sony has in its possession as of the Publishing Rights Date regarding Sony Authorized Recordings that are not Sony Cleared Recordings as of the Publishing Rights Date within thirty (30) days following the date of Sony’s receipt of the Publishing Information Request Notice (which shall in no event be deemed received earlier than the Publishing Rights Date), provided, however, that (A) Sony shall not be required to incur any non-de-minimus incremental costs to create or deliver to you such list or information, and (B) Sony’s failure to provide you with such list or information shall not be deemed a breach of this Content Integration Agreement, and (C) notwithstanding anything to the contrary in this Content Integration Agreement, Sony makes no representations or warranties with respect to such list or information (including, without limitation, with respect to the accuracy or completeness thereof).

4.04.     Subscription Service Agent shall take such action as may be necessary to avail itself of the “safe harbor” limited liability provisions of the Digital Millennium Copyright Act of 1998 (as it may be amended from time to time), and shall comply in full with all of the procedures detailed therein as may be necessary to take advantage of such provisions.

4.05.     (a)      You warrant, represent and agree to comply with all formalities necessary to ensure the full protection of Sony’s or its licensors’ copyrights in the Sony Materials and Sony Authorized Trademarks as Sony may reasonably request.  Your obligations under the preceding sentence shall include, but not be limited to causing the following information to be prominently and legibly displayed in human readable form on the Approved Media Player on which the Sony Cleared Recording concerned is Streamed or Conditionally Downloaded, provided that with respect to Approved Electronic Devices that are Permitted Portable Devices only to the extent technologically feasible using then current state-of-the art means:

(1)     the title of the Sony Cleared Recording concerned;

(2)      the name of the featured musical recording artist(s) are embodied in the Sony Materials concerned (as Sony shall designate); and

(3)      any other appropriate notices, credits or identifying information specified by Sony (e.g., the names of producers, featured side artists, authors, publishers, directors, writers, performers, the name of the applicable Sony label that markets the Sony Materials concerned, etc.) or any notices required by law.

The information set forth above shall be displayed on the Service in a manner no less prominent in terms of size, type, appearance and other features as Subscription Service Agent displays similar information regarding the same category of content (i.e. sound recordings, artwork, etc.) made available for use on the Service according to an authorization from a Person other than Sony appearing on or in connection with the Service.

(b)       (1)      Sony hereby grants to you a non-exclusive, non-transferable right to use Sony Authorized Trademarks for use solely by you on the Service Site during the Term solely for advertising and purposes of trade in connection with the Service, without payment of compensation to Sony, subject to Sony’s prior written consent in each instance regarding all elements and aspects of your use of the Sony Authorized Trademark concerned in each instance.  Without limiting the generality of the foregoing, in each instance (i) you shall not make any modifications to any Sony Authorized Trademarks (other than formatting the Sony Authorized Trademark concerned to fit on the applicable Web Page on the Service Site) in connection with the license granted hereunder without Sony’s prior written consent, and (ii) you shall place a ® or ™ symbol (as appropriate and as Sony directs you) in juxtaposition with the Sony Authorized Trademarks on the Service Site.  You acknowledge that the use of the Sony Authorized Trademarks as contemplated in this subparagraph 4.05(b) will not create in you, nor will you represent that you have, any right, title or interest in or to any Sony Authorized Trademarks other than the trademark right granted in the foregoing provisions of this subparagraph 4.05(b).

(2)      Without limiting the foregoing, Subscription Service Agent may not juxtapose any Sony Authorized Trademark with any other Trademark without Sony’s express, prior written approval.  Notwithstanding the foregoing, Subscription Service Agent may juxtapose a Sony Authorized Trademark with other Trademarks made available for use on the Service according to an authorization from a Person other than Sony whose intellectual property or other content is made available via the Service; provided that the Sony Authorized Trademark shall be displayed on the Service in a manner no less prominent in terms of size, type, appearance and other features as Subscription Service Agent displays such other Trademarks and all such Trademarks (including the Sony Authorized Trademark) shall be displayed in alphabetical order.

4.06.       (a)       (1)      Subscription Service Agent shall not, without Sony’s prior written consent in each instance, which consent Sony may withhold in its unrestricted discretion, make any use (directly or indirectly) of or authorize any other Persons deriving rights from Subscription Service Agent to use (directly or indirectly) any Sony Authorized Trademark or of the names, likenesses or biographical materials of any Sony Artist and/or any other Persons contributing to the recording or creation of any Sony Materials (except as explicitly set forth herein), including, for the avoidance of doubt and without limitation, any producers, mixers and/or remixers, in advertisements, promotions, press releases or marketing materials used in connection with the Service or otherwise. In instances where Sony has granted you consent to use the name or likeness of a particular Sony Artist or other Person: (i) your right to use the name and likeness of such Person shall be limited to the extent to which such Person’s name and likeness has been approved by Sony pursuant to the preceding sentence, and (ii) Sony may, at its sole election, terminate any rights granted to you in connection with such Person’s name and/or likeness upon forty-eight (48) hours notice to you (which notice may, notwithstanding anything to the contrary herein, be via facsimile, electronic mail or any other effective method of communication).  Upon your receipt of same, you and all Syndication Agents shall immediately cease to use the name and likeness of such Person on or in connection with the Service; provided, however, that solely to the extent that you do not have the right or ability to prevent the further use or dissemination of the materials or advertisements concerned you may continue to use the name and likeness of such Person on materials previously manufactured and advertisements previously placed.   If you or any Syndication Agent do not cease using (directly or indirectly) any Sony Authorized Trademark or the names, likenesses or biographical materials of any Sony Artist and/or any other Persons contributing to the recording or creation of any Sony Materials upon Sony’s request under section 4.06(a)(i) above, then, upon Sony’s written request and without limiting any of Sony’s other rights or remedies, you or the Syndication Agent concerned, as applicable, shall terminate access to the Service (with respect to Sony Materials only).

4.06.       (a)       (2)      Notwithstanding the foregoing but subject to section 4.06(c)(3) below, Subscription Service Agent shall have the right to use and to authorize Syndication Agents the right to use the names and likenesses (solely to the extent such likenesses are contained in corresponding items of Sony Authorized Artwork and are displayed in a size not to exceed 75 pixels (height) by

75 pixels (width)) of the featured Sony Artists on the Service Site and the Syndication Agent Sites solely on and in connection with the exploitation of Sony Cleared Recordings hereunder, provided that (A) you comply with subparagraph 4.06(b) below, (B) that such name and likeness of the featured Sony Artist concerned shall only be used in a manner that is accurately descriptive and representative of the artists whose featured Recordings are available via the Service, and only in a manner that appropriately and proportionately reflects such availability, such as by listing all such artists (including Sony Artists) in alphabetical order at all times, or alternatively, by rotating such names and likenesses in a rotation consisting of no less than an aggregate of twenty-five (25) names of different artists such that no particular Sony Artist is disproportionately used or emphasized, (C) such names and such likenesses of Sony Artists (to the extent such names and such likenesses are displayed in connection with the Service on the Service Site or the Syndication Agent Site concerned, as the case may be) shall not be given more or less prominence than all other artists made available via the Service by position of name, type size, type style or otherwise, and (D) neither Subscription Service Agent nor any Syndication Agent shall use any such Sony Artist’s name or likeness in a manner that can be construed by a reasonable person as an endorsement of a product or service, including the Service.  Upon your receipt of Sony’s request to remove any Sony Materials from the Service, you agree that you shall, immediately thereafter but in no event later than [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* from the date of such demand, remove from the Service all Sony Materials referenced in Sony’s demand; provided, however, that your non-habitual, non-repetitive failure to so remove any particular Sony Materials in any instance(s) shall not constitute a material breach of this Content Integration Agreement.  At Sony’s written request, you shall promptly advise Sony in writing of your compliance with the terms of this subparagraph, which notice shall be accompanied by all copies of the Sony Materials concerned.  At Sony’s written request, you shall furnish Sony with an affidavit, signed by an officer of Subscription Service Agent, in a form satisfactory to Sony in its reasonable discretion, accurately confirming that you have destroyed and/or erased all copies of the Sony Materials that are removed from the Service pursuant to this subparagraph.

(3)      [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(b)       You shall, promptly following Sony’s request, deliver to Sony sample copies and any other copies requested by Sony of artwork, packaging, containers, labels, printed programs, advertising copy and promotional material created in connection with the Service along with a list of the artists, musical compositions and record companies whose Recordings are used in connection

*  Confidential Portions Omitted.

with the Service.  Without limiting any of Sony’s rights herein, you warrant, represent and agree that, with respect to any Sony Artist whose performances are embodied on Sony Cleared Recordings, the credits for such artist, and the artist credits in any advertising containing the Service, shall appear (in accordance with subparagraphs 4.05(c) and 4.06(a) above) in the same size, prominence and type style as the size, prominence, and type style used in connection with credits and advertising for other artists whose work is embodied on the Service.

4.07.         Subscription Service Agent shall not, under any circumstance, (i) attempt to pledge, mortgage or otherwise encumber the (A) Sony Materials, or, attempt to pledge, mortgage or otherwise encumber Subscription Service Agent’s rights under this Content Integration Agreement for the benefit of or on behalf of a Triggering Person or (B) any other tangible or intangible property of Sony provided to Subscription Service Agent pursuant to this Content Integration Agreement (including, without limitation, End User Information) or (ii) attack or challenge the validity of any of Sony’s or its Affiliate’s copyrights, trademarks or other intellectual property rights or licenses.

5.          SECURITY

5.01       (a)    All Sony Materials transmitted pursuant to the Service shall be transmitted solely in either:

                           (i)        (This paragraph 5.01(a)(i) only applies to Streams of Sony Cleared Recordings that are digitally transmitted directly from Agent Servers to End Users (or, in the case of so-called “peer-to-peer Streaming”, Streams of Sony Cleared Recordings from an Approved Electronic Device of another End User).)  A Streaming and Partial Data Cache format that:  (i) utilizes an encryption mechanism (utilizing security features which Sony has previously approved in writing) which is designed to prevent the creation or facilitation of an Electronic Digital Copy from Streams or Partial Data Caches (or any combination thereof) of Sony Cleared Recordings Streamed as part of the Service hereunder, and (ii) has, in each instance, been approved by Sony in writing in advance (each, an “Approved Streaming Format”).  Without limiting the generality of the preceding sentence, the following Streaming formats are hereby deemed Approved Streaming Formats as of the date hereof: Windows Media Audio, Real G2 with Surestream, Real G2 and RealAudio 3.0 only to the extent that such formats comply with and conform to the security specifications attached hereto as Exhibit A-2.  In the event that a technology becomes generally available which is designed to prevent the creation or facilitation of an Electronic Digital Copy from Streams by means of computer software programs currently known as so-called “rippers” (e.g. the software program known as “Streambox”, or computer software programs with similar functionality, now known or later developed), then you shall promptly thereafter utilize such technology in connection with all Streams of Sony Cleared Recordings hereunder.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(ii)       (This paragraph only applies to Playbacks of Conditional Downloads of Sony Cleared Recordings, whether or not derived from Partial Data Caches, either in whole or in part, that are digitally transmitted directly from Agent Servers or from the Approved Electronic Device of one (1) End User to another End User (i.e., so-called “peer to peer file sharing”)).  A Playback format that:  (i) utilizes an encryption mechanism (utilizing security features which Sony has previously approved in writing) which is designed to prevent the creation or facilitation of an Electronic Digital Copy from Conditional Downloads and/or Partial Data Caches transmitted as part of the Service hereunder, (ii) in the case of digital transmissions of Sony Cleared Recordings from the Approved Electronic Device of one (1) End User to another End User (i.e., so-called “peer to peer file sharing”), such transmissions do not cause any material degradation in audio quality or data loss of any kind as a result of serial copying, in whole or in part, directly or indirectly, (iii) utilizes effective technological means designed to prevent Persons from editing, changing or removing (except as provided in this clause (ii)) any part of the Sony Materials contained therein or from making a copy (including an Electronic Digital Copy) thereof, or from moving or transferring such file to an Electronic Device that is not an Approved Electronic Device, and (iv) has, in each instance, been approved by Sony in writing in advance (each, an “Approved Playback Format”).  Without limiting the generality of the preceding sentence, the following Playback format is hereby deemed an Approved Playback Format as of the date hereof: Windows Media Audio only to the extent that such format complies with and conforms to the security specifications attached hereto as Exhibit A-2.  In the event that a technology becomes generally available which is designed to prevent the creation or facilitation of an Electronic Digital Copy from Conditional Downloads by means of computer software programs currently known as so-called “sound card rippers” (e.g. the software program known as “Total Recorder”, or computer software programs with similar functionality, now known or later developed), then you shall promptly thereafter utilize such technology in connection with all Conditional Downloads and Partial Data Caches of Sony Cleared Recordings hereunder.  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

(b)      (1)       The security features, specifications and formats referred to in subparagraph 5.01(a) above and subparagraph 5.01(c) below, including the Approval Streaming Format and the Approved Playback Format, together with the features, specifications and attributes described in paragraphs 1.05, 1.13, 1.26, 1.29, 1.42, 5.02, 5.02.1 and 5.06 herein, respectively, and the Technical Specifications and the Functionality Specifications attached hereto, respectively, are sometimes individually and collectively referred to herein as “Approved Security Features”.  Without limiting the generality of this Article 5, the Approved Security Features utilized by Subscription Service Agent shall at all times be of the highest technical standards, which are widely considered the so-called “state-of-the-art” in the United States electronic commerce industry, including an encryption methodology which is effectively designed to prevent any Person receiving a Stream or a Playback of Sony Materials via the Service from creating an Electronic Digital Copy of Sony Cleared Recordings

(2)                 [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(c)     (i)      Within [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* of the establishment of industry standards under the Secure Digital Music Initiative (SDMI) or any other similar standardized digital copy protection scheme for audio recordings (an “SDMI Standard”) and provided that (i) the SDMI Standard is incorporated into formats that are available to CenterSpan on reasonable (for the purpose hereof, “reasonableness” shall be determined by taking into account the cost of implementing the SDMI Standard as compared to the general operating costs of CenterSpan in general) non-discriminatory terms (i.e., implementation will not impose a disproportionately greater financial or technical burden on CenterSpan than are imposed on similarly-situated competitors of CenterSpan) and (ii) if the SDMI Standard is or is likely to become a generally-accepted standard in the U.S. phonorecord and United States consumer electronics industries, respectively, then CenterSpan agrees to: (x) only transmit Sony Materials in a Streaming format that complies fully with such standards and (y) license any proprietary technology duly adopted by the SDMI Plenary Body and/or the SDMI Foundation or any similar body or institute (to the extent such technology is available) including, without limitation, any watermarks.  Unless and until such time as there shall have been established an SDMI Standard, you shall only transmit Sony Materials Streamed via the Service in an Approved Streaming Format or, in the case of Conditional Downloads, you shall only transmit Sony Materials in an Approved Playback Format that complies fully with the Streaming Security Functional Requirements attached hereto as Exhibit B, as same may be modified by the SDMI Foundation or any similar body or institute from time to time.

(ii)         If CenterSpan is unwilling or unable to: (x) transmit Sony Materials in a Streaming format that complies fully with an SDMI Standard or (y) license any proprietary technology duly adopted by the SDMI Plenary Body and/or the SDMI Foundation or

*  Confidential Portions Omitted.

any similar body or institute (to the extent such technology is available) including, without limitation, any watermarks, as and when required under section 5.03(c)(i) above (taking into account clause (i) of section 5.03(c)(i) above), then CenterSpan shall have the option, exercisable by notice to Sony, to suspend the Term (such notice is sometimes referred to herein as the “SDMI Suspension Notice”) until the date on which you comply with the requirements set forth in section 5.03(c)(i) above (the period commencing on the date of your SDMI Suspension Notice and ending on the date on which you comply with the requirements set forth in section 5.03(c)(i)  above is sometimes referred to herein as the “SDMI Suspension Period”).  In the event you suspend the Term pursuant to the previous sentence, the running of the Term as well as any of Sony’s obligations hereunder for the duration of any such suspension, shall be so suspended for a period equal to the SDMI Suspension Period (i.e., the Term shall be extended); provided, however, that in no event shall the running of the Term be suspended for a period in excess of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*.  No such suspension shall relieve you of your obligations under this Content Integration Agreement.  For the avoidance of doubt, during the SDMI Suspension Period, you shall disable or remove from the Service all Sony Materials, all Sony Authorized Trademarks and all Links to Web Sites owned or controlled by Sony.  In the event that you do not comply with the requirements set forth in section 5.03(c)(i) above within [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* in section 5.03(c)(i) above then, without limiting any of Sony’s rights or remedies hereunder or otherwise, Sony shall have the option, exercisable by notice to you and without limiting any of its rights or remedies, to deem such failure a Default Event.

5.02.       In order to ensure that all Persons other than End Users are prevented from accessing any Sony Materials contained in the Service, Subscription Service Agent shall cause the Subscription Service to operate in accordance with each of the following security features at all times during and after the Term:

(a)         The Service shall utilize systems which contain a mechanism which effectively prevents: (i) Persons other than End Users from accessing the Service, (ii) an End User from accessing the Service from more than one Electronic Device simultaneously and (iii) an End User from accessing the Service from an Electronic Device that is not a Permitted Electronic Device.

(b)         The Service shall utilize systems which contain a mechanism which is designed to prevent a Person other than the End User for whom any particular User Account is established from accessing any Web Page pertaining to such User Account.

(c)         The Service shall utilize systems which contain a mechanism which effectively prevents the sharing of passwords and simultaneous access by more than one Person to any one (1) User Account.

*  Confidential Portions Omitted.

(d)         The Service shall utilize systems which contain a mechanism which effectively prevents the creation of Downloads or Electronic Digital Copies of Sony Cleared Recordings Streamed hereunder, including, without limitation, by means of computer software programs currently known as so-called “stream rippers” (e.g. the software program known as “Streambox”, or computer software programs with similar functionality, now known or later developed).

(e)         The Service shall utilize systems which contain a mechanism which effectively prevents the creation of Downloads or Electronic Digital Copies of Sony Cleared Recordings Playedback hereunder.

(f)          The Service shall ensure that Persons shall not be able to access Conditional Downloads after such Persons are no longer End Users in good standing or are otherwise no longer eligible to receive and/or retain the Conditional Download concerned for any other reason.

5.02.1.     At all times during the Term you shall ensure that all Sony Cleared Recordings used in connection with Service shall at all times: (i) originate from files on the Agent Servers and (ii) be available to End Users directly from the Service Site or from the Service Site indirectly via a Syndication Agent Site (in accordance with the terms and conditions of this Content Integration Agreement).  For the avoidance of doubt, in the case of so-called “peer to peer file sharing”, Sony Cleared Recordings may originate from files on the hard drive of an Approved Electronic Device of an End User in compliance with the terms hereof.

5.06.        (a)       At all times during the Term, you shall actively monitor compliance by each Person accessing Sony Materials via the Service or otherwise of the Approved Security Features.  In the event that you become aware that any Approved Security Features are reasonably capable of circumvention by any Person, you shall immediately inform Sony thereof.  Upon being so informed by you, or alternatively, upon Sony’s informing you that any Approved Security Features are reasonably capable of circumvention by any Person (the capability of such circumvention is sometimes referred to herein as a “Security Flaw”), you and Sony shall immediately discuss an appropriate course of action, taking into account, at a minimum, the severity of the Security Flaw, the scope of any commercial impact upon Sony resulting from the exploitation of the Security Flaw, the likelihood of repeated circumvention, the risk to any intellectual property rights of Sony and its Licensees, and the cost to CenterSpan of addressing the Security Flaw.  CenterSpan shall (i) implement any reasonable resolution proposed by Sony after such discussions within the shortest possible time period that is commercially practicable (in no event shall this period last more than [CONFIDENTIAL PORTION

OMITTED AND FILED SEPARATELY WITH THE SEC]* from the date of discovery of the Security Flaw concerned); and (ii) give Sony, within [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* of the date of discovery of the Security Flaw concerned, such assurances and furnish to Sony such plans as are reasonably satisfactory to Sony detailing, with reasonable particularity, the steps that have been taken and the steps that you propose to take in connection with clause (i) of this sentence.  Nothing in this paragraph 5.03 shall be deemed to limit any of Sony’s rights or remedies hereunder or otherwise, including, for the avoidance of doubt, Sony’s right to recover damages (whether or not you have complied or attempted to comply with the provisions of this paragraph), and the provisions of paragraph 16.01 shall, for the avoidance of doubt, require you to indemnify Sony for all damages arising from all Security Flaws in accordance with the provisions thereof (whether or not you have complied or attempted to comply with the provisions of this paragraph).

(b)      In the event that any Security Flaw is not cured by you as and when required under subparagraph 5.03(a) above, or alternatively, if you fail to implement any resolution proposed by Sony on the basis that you dispute whether the breach of the Security Flaw concerned is material or damaging to Sony or its Licensees or Affiliates for any reason or on the basis that the resolution proposed by Sony is “reasonable” in light of the criteria specified in the second sentence of subparagraph 5.03(a) or otherwise, then, without limiting any of Sony’s rights or remedies hereunder or otherwise (the parties hereby acknowledge that, after taking into account such criteria, termination of the Service, to the extent Sony Materials are utilized in connection therein, termination of the Term and the triggering of an “Event of Default” hereunder might be “reasonable”; provided, however that Sony shall not have the right to terminate the Term and trigger an “Event of Default” hereunder unless [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]* Sony has first sent a Suspension Notice (as defined below) in respect of such Security Flaw), Sony shall have the option, exercisable by notice to you (which notice, notwithstanding anything to the contrary herein, may be via facsimile, electronic mail or any other effective method of communication), to suspend the Grant of Rights (such notice is sometimes referred to herein as the “Suspension Notice”) until such time as: (x) you have taken all steps necessary to eliminate the Security Flaw concerned; (y) you have given Sony such assurances and have furnished to Sony such plans as are reasonably satisfactory to Sony detailing, with reasonable particularity, the measures that have been taken and the steps that you propose to take pursuant to clause (x) of this sentence; and (z) Sony has sent you a notice (the “Suspension Reversal Notice”) confirming that each of the requirements set forth in clauses (x) and (y) have been satisfied (the period commencing on the date of Sony’s Suspension Notice and ending on the date of a Suspension Reversal Notice is sometimes referred to herein as the “Suspension

*  Confidential Portions Omitted.

Period”).  In the event Sony suspends the Grant of Rights pursuant to the previous sentence, the running of the Term as well as any of Sony’s obligations hereunder for the duration of any such suspension, shall be so suspended for a period equal to the Suspension Period (i.e., the Term shall be extended); provided, however, that in no event shall the running of the Term be suspended for a period in excess of thirty (30) days.  For the avoidance of doubt, during the Suspension Period, you shall disable or remove from the Service all Sony Materials, all Sony Authorized Trademarks and all Links to Web Sites owned or controlled by Sony.  In the event that any Security Flaw in respect of which Sony has sent Subscription Service Agent a Suspension Notice hereunder is not cured by Subscription Service Agent as required hereunder within ninety (90) days (or, if the Security Flaw is solely directly attributable to a failure of Microsoft’s digital rights management technology or other Microsoft software, as described in greater particularity in the Technical Specifications attached hereto (excluding any reason directly attributable to the acts or omissions of CenterSpan, directly or indirectly, in whole or in part), one hundred twenty (120) days) of the date of the Suspension Notice concerned then, without limiting any of Sony’s rights or remedies hereunder or otherwise, Sony shall have the option, exercisable by notice to Subscription Service Agent, to deem such failure a Default Event.

(c)        Without limiting the generality of anything elsewhere herein or any of Sony’s rights or remedies, each of which is hereby expressly reserved, immediately after becoming aware that any Person has utilized or has exploited any Security Flaw, either directly or indirectly, or immediately after Sony has advised Subscription Service Agent that Persons are utilizing or exploiting any Security Flaw, either directly or indirectly: (i) all such Persons shall no longer be deemed End Users hereunder, (ii) Subscription Service Agent shall immediately and unconditionally cancel, or require the applicable Syndication Agent to cancel, such Person’s User Account; and (iii) Subscription Service Agent shall take all necessary steps to ensure that such Person can no longer access the Service at any time thereafter.

5.04.      Without limiting the generality of anything in this Content Integration Agreement, neither Subscription Service Agent nor any Person deriving rights from Subscription Service Agent shall, through Subscription Service Agent’s acts or omissions, either directly or indirectly, in whole or in part, create or facilitate the creation of Electronic Digital Copies of any Sony Materials except to the extent expressly permitted herein in connection with the Service.

5.05.      Upon reasonable advance notice and subject to paragraph 14.02, Sony shall have the right, at its own expense, to conduct technical audits of the Service including, for the avoidance of doubt and without limitation, all hardware and software components and systems utilized by Subscription Service Agent in connection with the Service including server logs, and all documentation setting forth Subscription Service Agent’s policies and procedures with respect to security features and formats including but not limited to, the Approved Security Features.  Sony shall use reasonable efforts to conduct such technical audit in a non-intrusive manner and shall have the right the conduct such technical audit only one time per semi-annual period; provided, however, that in the event Sony has notified you of a Security Flaw, the foregoing restriction shall not apply and Sony shall be entitled to conduct a technical audit whether or not a technical audit(s) has previously been conducted during that semi-annual period.  In addition, as and to the extent that you have the right to conduct technical audits of Syndication Agents, Sony shall be allowed to actively participate, through Persons designated by Sony in its sole discretion, in technical audits of Syndication Agents conducted by you or, if Sony declines to so participate in the audit concerned, promptly following Sony’s request therefor, in each instance, Sony shall be furnished with a copy of all reports, materials and other information received by you in connection with or arising out of each technical audit of each Syndication Agent conducted by you.  Without limiting the generality of the foregoing, at all times, you shall use best good faith reasonable efforts to obtain such technical audit rights from the Syndication Agents.

5.06.        (a)       You hereby represent and warrant that at all times during the Term only Approved Media Players (as defined below) shall be used by End Users of the Service in connection with the transmission, performance and/or playback of Recordings during each session in which the End User concerned has access to reproductions, performances and/or transmissions of Sony Cleared Recordings made available via the Service, either in whole or in part, directly or indirectly.

(b)      (1)      As used herein, a “Media Player” shall mean a computer program which is used or useful in the transmission, performance and/or playback of Recordings so that the digital data that embodies the audio or audiovisual recording concerned can be perceived by and communicated to an End User of such computer program when used in conjunction with the aid of a machine or device.  For the avoidance of doubt and without limitation, Microsoft’s “Windows Media Audio Version 7”, WMA8 and RealNetwork’s “RealPlayer 8” are “Media Players” as of the date hereof.

(b)      (1)     Omitted without implication.

(b)      (3)     As used herein, an  “Approved Media Player” shall mean [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(c)       [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

6.             PAYMENTS AND FEES

6.01.       (a)       You shall make the following payments to Sony, by wire transfer or certified check, in immediately available funds on the dates specified  in subparagraphs 6.01(b) and (c) below: (i) a non-recoupable, non-returnable payment in the amount of One Million Dollars ($1,000,000) (the “Service Preparation Fee”) and (ii) a recoupable Advance in the amount of One Million Dollars ($1,000,000) (the “Initial Advance”).

(b)       The Service Preparation Fee shall be payable as follows: (i) Five Hundred Thousand Dollars ($500,000) promptly (but in no event later than five (5) days) following complete execution of this Content Integration Agreement and (ii) Five Hundred Thousand Dollars ($500,000) on or before September 1, 2002.

(c)       The Initial Advance shall be payable as follows:

(i) Two Hundred and Fifty Thousand Dollars ($250,000) promptly (but in no event later than five (5) days) following the earlier of: (i) September 1, 2002 and (ii) that date on which you enter into the first Syndication Agent Agreement hereunder;

(ii) Two Hundred and Fifty Thousand Dollars ($250,000) promptly (but in no event later than five (5) days) following the earlier of: (i) December 1, 2002 and (ii) the date that is three months after the date on which you enter into the first Syndication Agent Agreement hereunder;

(iii) Two Hundred and Fifty Thousand Dollars ($250,000) promptly (but in no event later than five (5) days) following the earlier of: (i) March 1, 2003 and (ii) the date that is six months after the date on which you enter into the first Syndication Agent Agreement hereunder;

(iv) Two Hundred and Fifty Thousand Dollars ($250,000) promptly (but in no event later than five (5) days) following the earlier of: (i) June 1, 2003 and (ii) the date that is nine months after the date on which you enter into the first Syndication Agent Agreement hereunder.

6.02.       (a)        Simultaneous with the complete execution of this agreement, and in consideration of the mutual covenants contained herein, you hereby agree to award, transfer and assign to Sony Two Hundred Eighty Three Thousand Five Hundred Fifty Six (283,556) shares of common stock of Subscription Service Agent (representing an interest equal to at least three percent (3%) of the total issued and outstanding capital stock of Subscription Service Agent) (the “Equity Consideration”).

               (b)        The transfer of the Equity Consideration shall be pursuant to a common stock acquisition and investor rights agreement (the “Stock Purchase Agreement”), in form and substance satisfactory to Sony and entered into by the parties simultaneously herewith.

               (c)        Simultaneous with the complete execution of this agreement, and in consideration of the mutual covenants contained herein, you hereby agree to award, transfer and assign to Sony warrants (“Warrants”) granting Sony the option to acquire an additional interest in CenterSpan equal to One Hundred Eighty Nine Thousand Thirty Seven (189,037) shares of common stock of Subscription Service Agent (representing an interest equal to at least two percent (2%) of the total outstanding capital stock of CenterSpan) at an exercise price equal to the thirty (30) day trading day trailing volume weighted average price as of the sate that is thirty (30) days prior to the date first written above.

               (d)        The transfer of the Warrants shall be pursuant to a Warrant to Purchase Preferred Stock, in form and substance satisfactory to Sony and entered into by the parties simultaneously herewith.

6.02.1.    (a)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (b)        (1)          [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

                           (2)          [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (c)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

6.02.2.    (a)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (b)       [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (c)       [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

6.03.       (a)       [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (b)       [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

6.04.     (a)    (i)        CenterSpan shall compute the Service Fees and any other payments accrued hereunder as of the end of each calendar quarter-annual period hereunder.  Within thirty (30) days following the end of each quarter-annual period hereunder, CenterSpan shall send Sony an accounting statement covering that computation setting forth a description and calculation of the applicable payments in detail sufficient to support the calculations of the amounts paid, including the items of information described in section 6.04(a)(ii) below (the “Service Fee Report”), together with any Service Fees which are due after deducting unrecouped Advances and other sums which are due; provided, however, that if Sony administers Publishing Rights pursuant to subsection 4.03(e)(2)(iii), then you shall send Sony the Service Fee Report and any such Service Fees and other sums which are due thereunder, including any sums payable pursuant to section 4.03(e)(2)(ii) above, within fifteen (15) days following the end of each quarter-annual period hereunder (or such shorter periods as may be reasonably necessary in order for Sony to effectively and timely administer Publishing Rights obtained by Sony hereunder and pay Publishing costs in connection therewith (e.g., monthly)).

(ii)              Without limiting the generality of anything in section 6.04(a)(i) above, each such Service Fee Report shall contain, among other things, a description and calculation of the applicable payments payable for the period concerned in detail sufficient to support the calculations of the amounts paid, as well as such additional information as Sony may require for each Sony Cleared Recording accessed via the Service, including but not limited to:

(A) the number of Streams and the number of Playbacks of each Sony Cleared Recording accessed during the period in question, sorted by featured artist name, track title, the ISRC number for the Recording concerned (or such other alphanumeric identifier as Sony may designate in advance for the Recording concerned), the name of the Syndication Agent from whom the End User obtained access to the Stream or Conditional Download in question, the Subscription Fees applicable to the Stream or Conditional Download in question, and the allocated unit price per Stream or Conditional Download in question.

(B) the Monthly Playback Number of all other Recordings accessed in connection with the Service on an aggregate basis;

(C) the number of End Users and other Persons, if any, who accessed Recordings in connection with the

Service; and

(D) a statement of Gross Revenue for the accounting period concerned itemizing, with reasonable particularity, each of the items set forth in paragraph 6.03.

(b)       At all times during the Term, Subscription Service Agent shall maintain comprehensive standard management reporting systems capable of tracking all information which Sony reasonably requests be included in the Service Fee Reports.

(c)        All payments becoming due to Sony under this Content Integration Agreement will be made in full by Subscription Service Agent without any offset or deduction; provided, however, no Service Fees shall be due and payable to Sony until such time as all Advances theretofore paid have been recouped by or repaid to you.

(d)    Subscription Service Agent shall pay interest at the rate per month equal to the rate reported by the Wall Street Journal as the prime rate for major banks plus one percent (1%), or the maximum rate permitted by law, whichever is less, from the date due, on any required payment that is not made on or before its due date, without prejudice to any other rights Sony may have in connection with such delinquency.

6.05.     Omitted without implication.

6.06.     Subscription Service Agent shall cause the independent public accounting firm that audits Subscription Service Agent’s books and records to prepare in respect of each fiscal year of Subscription Service Agent during the Term an agreed upon procedures report (each, a “Procedures Report”) verifying that the financial and other information contained on the Service Fee Reports correspond directly to the underlying books and records of Subscription Service Agent, without adjustment and/or reconciling items.  Such books and records shall be the basis for Subscription Service Agent’s own audited financial statements and shall be subject to an adequate system of internal accounting controls surrounding the assertions of completeness, accuracy, occurrence proper period and valuation.  Each such Procedures Report shall be delivered to Sony by no later than forty-five (45) days following the end of the fiscal year covered by the Procedures Report.

6.07.     Subscription Service Agent shall maintain accurate and complete records and books of account in accordance with GAAP applied on a consistent basis, which shall include, at a minimum, all documentation needed by Sony to compute and verify the payments payable to Sony hereunder, and to verify all of the information required to be delivered to or otherwise made available to Sony in connection with the performance of this Content Integration Agreement.  No more than once per year, and only within three and one-half (3-1/2) years following the termination or expiration of the Term, Sony’s representatives will have the right to examine those books and records at any time during Subscription Service Agent’s normal business hours, and to make copies of them and extract information from them.  Subscription Service Agent will cooperate with Sony’s representatives to insure their reasonable (as construed broadly in order for Sony to enforce and protect its interests in connection with this Content Integration Agreement) access to Subscription Service Agent’s books and records and will furnish such supplemental information and documents as Sony may request. If the audit establishes that Subscription Service Agent has under-accounted and/or underpaid any Service Fees (deficiency) of eleven percent (11%) or more of the Service Fees reported during the audit period then the total expenses of such inspection, including fees, shall be borne by Subscription Service Agent.  Subscription Service Agent shall promptly pay the amount of such deficiency, plus interest, as provided herein.

6.08.     Omitted without implication.

6.09.     You warrant and represent that you will bear and pay any and all taxes, duties and customs of any kind, however designated, levied or based in any way anywhere in the Territory upon the performance of your obligations under this Content Integration Agreement or the sale or resale of any products or services by you, including, for the avoidance of doubt and without limitation, all sales, use, excise, purchase, value added or similar taxes (other than income taxes payable by Sony on monies earned by Sony under this Content Integration Agreement).  You will execute any documents Sony may deem necessary or desirable to evidence your liability for such taxes.  If any claim is made against Sony for such taxes, you will promptly remit to Sony such sums together with any penalties and interest assessed.

6.10.     For a period of three and one-half (3-1/2) years following the last day of the Term, Subscription Service Agent shall retain all transaction data, End User Information and other data or information reasonably necessary for Sony and Subscription Service Agent to determine and verify all amounts due or payable hereunder and for accounting purposes, including, without limitation, each of the items required in each Service Fee Report.

7.            EXTRANET; END USER INFORMATION

7.01.     (a)  Commencing as of the date that is thirty (30) days from the date hereof, you will make available to Sony for access twenty-four (24) hours per day, seven (7) days per week, an electronic mechanism (e.g., a so-called “extranet”) (the “Extranet”) whereby Sony shall have access to detailed information in respect of the Service, which information is updated at no less than daily intervals, including, without limitation, with respect to the following types of information:

(1) a list of all Streams and Conditional Downloads of Sony Cleared Recordings, organized by artist, title and “label” (e.g. Epic Records, Columbia Records, 550 Music);

(2) Aggregate Information; and

(3) a comparison of the number of Streams and Conditional Downloads (as well as the number of Playbacks thereof) of Sony Cleared Recordings hereunder with the total number of Streams and Conditional Downloads (as well as the number of Playbacks thereof) of Recordings made available on the Service.

(b)  Without limiting the generality of anything in subparagraph 7.01(a) above, the Extranet shall also contain, at a minimum, the following information regarding each Sony Cleared Recording Streamed hereunder and each Conditional Download Downloaded hereunder:

(1) the name(s) of the recording artist(s) whose featured performances are embodied on the Sony Cleared Recording;

(2) title of the Sony Record from which the Sony Cleared Recording concerned was encoded;

(3) the Sony label;

(4) the catalog number applicable to the Sony Record from which the Sony Cleared Recording concerned was encoded;

(5) the initial release date that you make the Sony Cleared Recording concerned available as part of the Service;

(6) the ISRC Code (or such other alphanumeric identifier as Sony may designate in advance for the Recording concerned) applicable to the Sony Record from which the Sony Cleared Recording concerned was encoded; and

(7) the aggregate number of times such Sony Cleared Recording was Streamed and Conditionally Downloaded of each Stream and Conditional Download.

(c)  The Extranet shall also contain such additional information as Sony and Subscription Service Agent may mutually agree upon from time to time during the Term, and in no event shall the Extranet contain less information than the information provided to any other Person owning or controlling rights in or to Recordings made available on the Service.

(d)  Subject to Article 14, at all times, Sony shall have the unrestricted ability to make copies of any information contained in the Extranet, including, for the avoidance of doubt and without limitation, so-called “page views”, in both human readable form (e.g., printed copies) and machine readable form (e.g., computer files).

7.02.        (a)             At all times during the Term, you shall collect and retain User Information from all End Users.  All such User Information, to the extent it is Aggregate Information, collected and retained by you shall be jointly and equally owned by each of you and Sony.  Each of you and Sony shall at all times during the Term have unrestricted access to all such Aggregate Information applicable to End Users.  Without limiting the generality of this paragraph 7.02, Aggregate Information shall not be sold by Sony to any third party or used by Sony for purposes other than in connection with Sony’s own internal analysis or review.

(b)        Each End User shall, when registering to become a subscriber of the Service on the Service Site (and specifically excluding those who join the Service via a Syndication Agent Site), be offered in clear, prominent and unambiguous terms (which terms shall be subject to Sony’s prior, written consent in each instance) the option to subscribe to Sony Music’s electronic mailing list (each End User who has subscribed to Sony Music’s electronic mailing list shall hereinafter be referred to as a “Sony Subscriber”).  Without limiting the first sentence of this paragraph 7.02, you shall deliver to Sony in a file format reasonably acceptable to Sony, the name and electronic mail address of each Sony Subscriber promptly following the date that the Sony Subscriber concerned has subscribed to Sony Music’s electronic mailing list.

7.03.     Each of the parties hereby represents and warrants to the other that: (a) all uses by such party and each Person deriving rights from such party of End User Information shall at all times comply with such party’s privacy policy in effect at the time that the End User Information concerned was collected by such party, and (b) each party’s privacy policy with respect to the collection and use of User Information shall at all times comply with any and all applicable laws, and shall at all times otherwise be in accordance with all generally accepted customs and practices in the electronic commerce industry in the United States.

8.            SYNDICATION AGENTS

8.01.     Subject in each case to the restrictions herein, you shall be permitted to enter agreements with Syndication Agents whereby such agents: (i) will facilitate Sony’s sale of Streams and Conditional Downloads to End Users by providing access to the Service from Syndication Agent Sites and (ii) will provide access to the Service from Syndication Agent Sites by creating a Link between such Web Sites and the Service Site.  Each Syndication Agent’s ability to access and/or control the Sony Materials shall be limited solely to the ability of the Syndication Agent to access and retransmit the Service by Linking its Syndication Agent Site to the Service Site.  Except as set forth herein, no Syndication Agent shall have the right to: (i) use any Sony Authorized Trademark or any of the Sony Materials for any purpose whatsoever (including marketing of the Service or the Syndication Agent Site) without the express written consent of Sony or (ii) allow any Person other than an End User (or potential End User pursuant to a limited, free-trial membership) to access the Service.  Notwithstanding the foregoing or anything elsewhere herein, Syndication Agent may allow Persons other than End Users to access the Service to the extent permitted under section 4.06(a)(2); provided, however, that such Persons shall not be entitled to Stream or Playback any Sony Cleared Recordings unless and until such Persons qualify as End Users hereunder.  All aspects of the Service shall, at all times, remain under the sole control and authority of the Subscription Service Agent.  Syndication Agents may have the right, power or authority to “co-brand”, or otherwise market the Service under any other name, but shall not have the right, power or authority to “private label” the Service (i.e., brand the Service in a manner that does not prominently and accurately attribute to Subscription Service Agent’s role in connection with the Service).  For the avoidance of doubt, in the event that the Service is presented bearing a Syndication Agent’s brand, trademark or other identifying information, and also includes the phrase “Presented by CenterSpan.com” or the phrase “Powered by C-Star” (or another equivalent phrase accurately denoting some affiliation with Subscription Service Agent) on each Web Page that forms a part of the Service, such presentation shall be deemed to be “co-branded” version of the Service and not a “private label” version of the Service.

8.02.     A Person must satisfy all of the following conditions in order to constitute a Syndication Agent hereunder:

(a)    It must not be owned or controlled by you, directly or indirectly, and it must enter into an agreement with the Subscription Service Agent that complies with the terms of this Content Integration Agreement with respect to the use of the Sony Materials by Syndication Agents (a “Syndication Agent Agreement”).

(b)    It must only have access to the Service during the Term of this Content Integration Agreement, and its use of the Sony Materials must comply with the terms, conditions and limitations set forth in this Content Integration Agreement.

(c)    (i) (This section 8.02(c)(i) shall only apply in respect of Syndication Agents that are not Data Network Syndication Agents.)  It must be based in the United States, its URL must end in “.com”, “.net”, “.biz”, “.info”, or similar top-level domain name used for general commercial purposes in the United States or Canada, respectively, it must neither transmit nor retransmit the Service outside the United States either directly or indirectly via subdirectory or otherwise (subject to paragraph 2.02), and it must not syndicate, frame or deep link the Service to a server located outside the United States.

(ii) (This section 8.02(c)(ii) shall only apply in respect of Syndication Agents that are Data Network Syndication Agents.)  It must neither transmit nor retransmit the Service outside the United States or Canada, as the case may be, either directly or indirectly, in whole or in part.

(d)    It must not engage in the endorsement of political positions or political candidates (excluding endorsements that are solely incidental and not affiliated with the Syndication Agent concerned, such as by displaying rotating “run of the site” banner advertisements over which the Syndication Agent has or had no editorial discretion or endorsement, whether in whole or in part, directly or indirectly) and it must not engage in the sale of, or advertise, tobacco, firearms, personal hygiene products, pornography, religious causes or any other subject matter which Sony deems in its sole, reasonable discretion to be objectionable or which, in the opinion of Sony’s attorneys could subject Sony or any other Person to liability.

(e)    Neither it nor any Affiliate or licensee of it may engage in the sale of products designed to circumvent copy protection mechanisms (e.g., audio and/or video stream capture software) or any services, Web Sites and/or products (e.g., software) that directly or indirectly facilitate the reproduction (or other use), distribution, display and/or performance of copyrighted, trademarked or service marked materials or other property or other tangible or intangible rights of Sony, any Affiliate of Sony or any Sony Artist without the express authorization of the applicable rightsowners.

If at any time during the Term you become aware that a Syndication Agent ceases to comply with conditions (b) — (e) above, you agree to notify Sony immediately thereafter and you agree to block such Syndication Agent’s access to the Sony Materials as soon as practicable but in no event later than twenty-four (24) hours thereafter, subject to the remainder of this paragraph 8.02.  If at any time during the Term Sony becomes aware that a Syndication Agent ceases to comply with condition (d) above, Sony agrees to notify you (which notice, notwithstanding anything to the contrary herein, may be via telephone, facsimile, electronic mail or any other effective method of communication) and you shall notify the Syndication Agent concerned of such non-compliance and use your best efforts to cause such Syndication Agent to cure such non-compliance; provided that Sony’s failure to so notify you shall not be deemed a breach of this Content Integration Agreement.  In the event that the non-compliance concerned is not cured to Sony’s satisfaction within ten (10) days following Sony’s notice to you, then you shall immediately and permanently deny such Syndication Agent access to the Sony Materials and you shall promptly thereafter send Sony a notice which accurately confirms, with reasonable particularity, such denial.

8.03.     (a)    You shall use best efforts to cause each Syndication Agent to abide by the applicable Syndication Agent Agreement (to the extent applicable to the Sony Materials) and the terms of this Content Integration Agreement (to the extent they apply to the Syndication Agent).  If you become aware of any breach or if you suspect any breach of any of the Syndication Agent Agreements, or if you become aware or you suspect that any Syndication Agent’s use of the Sony Materials or the Sony Trademarks violates any terms of this Content Integration Agreement, you shall immediately notify Sony and the Syndication

Agent thereof, and you agree to use your best efforts to cause such Syndication Agent to cure such breach.  In addition, if Sony notifies you of any such breach, or alleged breach, you shall notify the Syndication Agent concerned of such breach and use your best efforts to cause such Syndication Agent to cure such breach.  In the event that the material breach concerned is not cured to Sony’s satisfaction within forty-eight (48) hours following your or Sony’s notice of breach to the Syndication Agent concerned (whichever is sooner) (which notice, notwithstanding anything to the contrary herein, may be via telephone, facsimile, electronic mail or any other effective method of communication), then you shall so notify Sony and you shall immediately and permanently deny such Syndication Agent access to the Sony Materials.  You shall cooperate with Sony in any action or proceeding Sony commences against any Syndication Agent whose use of the Sony Materials violates the terms of this Content Integration Agreement or the Syndication Agent Agreements.  The Subscription Service Agent assumes full responsibility for each Syndication Agent’s compliance with the terms of this Content Integration Agreement.

(b)    Subscription Service Agent covenants, warrants and represents to Sony that: (i) each Syndication Agent Agreement shall be consistent in all material respects with the terms and conditions of this Content Integration Agreement; (ii) each Syndication Agent Agreement shall explicitly afford Sony, as a third party beneficiary of such agreement, all of the same rights and remedies with respect to the Syndication Agent’s use of the Sony Materials (including, without limitation, all rights of review, approval, withdrawal, removal and termination) as granted to Sony pursuant to this Content Integration Agreement; and (iii) Sony shall have the right to require Subscription Service Agent to terminate any Syndication Agent Agreement with respect to the Sony Materials if Sony determines that said Syndication Agent has committed any act as would permit Sony to terminate this Content Integration Agreement pursuant to paragraph 11.01 below.

9.           PROMOTIONAL OPPORTUNITIES

9.01.       [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

10.         [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

10.01.     (a) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

*  Confidential Portions Omitted.

(b)  [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

11.    TERMINATION

11.01.   (a)     Immediately following the occurrence of any Default Event (as defined below), Subscription Service Agent shall be deemed in material breach and default hereof and Sony, in addition to any other rights and remedies which Sony has under this Content Integration Agreement or otherwise, may upon notice to Subscription Service Agent, immediately terminate this Content Integration Agreement and the Term, and the provisions of paragraph 11.02  below shall apply.  No exercise of an option under this paragraph shall limit Sony’s rights to recover damages by reason of Subscription Service Agent’s default, Sony’s rights to exercise any other option under this paragraph, or any of Sony’s other rights or remedies.  No exercise of any right or remedy hereunder shall limit Sony’s right to recover damages by reason of Subscription Service Agent’s default, Sony’s right to exercise any other right or remedy under this paragraph 11.01, or any of Sony’s other rights or remedies.

(b)    A “Default Event” shall mean the occurrence of any of the following events listed below:

(1)        Subscription Service Agent’s failure to timely make payments required hereunder or to execute, deliver and comply with the terms of the Stock Purchase Agreement or render Service Fee Reports or render any information or documents required to be furnished or otherwise made available to Sony as and when required hereunder; provided, however, that, with respect to any such breach other than a breach under subparagraph 6.01(a) above, Subscription Service Agent shall have a period of ten (10) business days from the date of Sony’s notice of such breach in which to cure said breach before it shall be considered a “Default Event”.

(2)        Subscription Service Agent’s breach of any of Subscription Service Agent’s material representations, warranties, covenants or material obligations hereunder, or Subscription Service Agent’s failure to fulfill any of Subscription Service Agent’s material obligations hereunder; provided, however, that, with respect to any such breach in respect of which a shorter cure period is not expressly provided elsewhere herein, Subscription Service Agent shall have a period of ten (10) business days from the date of Sony’s notice of such breach in which to cure said breach before it shall be considered a “Default Event”.

(3)        Subscription Service Agent’s bankruptcy or insolvency, or the dissolution or the liquidation of Subscription Service Agent’s assets, or the filing of a petition in bankruptcy or insolvency for an arrangement or reorganization by, for or against Subscription Service Agent, or the appointment of a receiver or a trustee for all or a portion of Subscription Service Agent’s property, or Subscription Service Agent’s making an assignment for the benefit of creditors; provided, however, that Subscription Service Agent shall have a period of sixty (60) consecutive days from its receipt of any involuntary petition in bankruptcy filed against Subscription Service Agent in which to cure said breach before it shall be considered a “Default Event”.

(4)        Subscription Service Agent’s attempt to assign any of Subscription Service Agent’s rights under this Content Integration Agreement in contravention of paragraph 16.06 below without Sony’s prior written consent, or the succession of any of those rights to any other Person by operation of law.

(5)        In the event that Subscription Service Agent, through its acts or omissions, directly or indirectly, permits or causes any liens, encumbrances or claims against any of the Sony Materials or permits or causes any liens, encumbrances or claims against its rights under this Content Integration Agreement for the benefit of or on behalf of a Triggering Person.

(6)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(7)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(8)        Failure to cure a Security Flaw in accordance with the provisions of paragraph 5.03 above.

11.02.            (a)         Upon termination or expiration of the Term:  (i) all rights granted to Subscription Service Agent herein shall immediately terminate; (ii) neither Subscription Service Agent nor, for the avoidance of doubt, any Syndication Agent shall thereafter have any right to make any use of any Sony Materials or Sony Authorized Trademarks; (iii) Subscription Service Agent shall immediately cease to use the computer files or software embodying the Sony Materials; (iv) Subscription Service Agent and Syndication Agents shall  immediately remove all Links to Web Sites owned or controlled by Sony; (v) Subscription Service Agent shall immediately return or destroy or remove, as the case may be, all of the foregoing materials and all copies of the foregoing materials, and Subscription Service Agent shall promptly furnish Sony with a sworn affidavit, in a form satisfactory to Sony in its reasonable discretion, accurately confirming the foregoing; and (vi) all monies then due or to become due to Sony shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Subscription Service Agent.  For the avoidance of doubt: (i) no termination or expiration of this Content Integration Agreement shall

*Confidential Portions Omitted.

affect Sony’s right to payment of all monies due hereunder (and the associated accounting in connection therewith) and (ii) in all cases, those provisions herein that correspond to provisions in other agreements that customarily survive the end of the term (including, but not limited to, the provisions contained in paragraphs 6.04 through 6.08, 12.02, 16.01 and Article 14 herein) shall survive the end of the Term.

(b)          (1)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (2)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (3)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (4)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (5)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

(c)          (1)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (2)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (3)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

               (4)        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

12.          REPRESENTATIONS AND WARRANTIES

12.01.   Subscription Service Agent covenants, represents and warrants that each of the following is true:

(a)          Subscription Service Agent has the right and power to enter into and fully perform this Content Integration Agreement and to make the commitments Subscription Service Agent make herein, and has obtained or will obtain all necessary licenses, permissions and consents (including, for the avoidance of doubt, all necessary publishing licenses in connection with the use of the Sony Cleared Recordings).

(b)          Sony shall not be subject to any costs, fees, royalties or other charges in respect of the Service (including, without limitation, any mechanical royalties (except as otherwise expressly provided herein), synchronization royalties or any fees or

*  Confidential Portions Omitted.

royalties payable in respect of the public performance or reproduction of any musical composition and any other dramatic, literary or other works embodied in a Sony Cleared Recording).  For the avoidance of doubt, as between you and Sony, Sony shall be responsible for making all union payments (if any) and audio record royalty payments required to be made by Sony under any agreements to which Sony is a party to each recording artist, producer, mixer, remixer and other Person that contributed to the recording of the Sony Cleared Recordings transmitted via the Service.

(c)          Subscription Service Agent is fully-qualified to perform all obligations as described herein and to maintain and operate the Service as described herein.  Subscription Service Agent shall operate the Service to the best of Subscription Service Agent’s abilities in accordance with the technical specifications approved by Sony, and shall not subcontract or otherwise delegate any of Subscription Service Agent’s duties hereunder.

(d)          Subscription Service Agent shall own and/or control all times during the Term, all right, title and interest in and to the Service and all materials embodied, reproduced or otherwise contained therein, and all copyrights and other rights therein, throughout the Territory, free and clear of any and all claims or encumbrances whatsoever therein to the extent necessary for the operation of the Service as described herein.  The Service, and the operation and use thereof for the purposes described herein, shall not, and at no time shall during the Term, violate any law (including, without limitation, any federal law or regulation) or infringe upon or violate the rights of any Person, including, without limitation, any trademarks, names, logos, copyrights, materials or other content Subscription Service Agent creates, licenses, uses, publishes, performs, reproduces, distributes or displays (other than the Sony Materials or other materials furnished to Subscription Service Agent by Sony hereunder).

(e)          Subscription Service Agent has obtained from all necessary third parties all licenses and other rights necessary or advisable in order to create and operate the Service, other than those licenses and other rights specifically required to be obtained by Sony hereunder.

(f)           Subscription Service Agent is a corporation duly organized and in good standing under the laws of Oregon.

(g)          Subscription Service Agent shall accurately count and report the number of performances of each Recording Playedback and Streamed by each potential End User during free-trials (e.g., by making the free-trial offering a “negative option” to unsubscribe) to the extent necessary to prepare Service Fee Reports and otherwise comply with the Subscription Service Agent’s reporting, payment and other obligations hereunder.

(h)          Omitted without implication.

(i)           The Service shall not contain or utilize any content or other materials which Sony deems patently offensive or which, in the judgment of its attorneys, might subject Sony to unfavorable regulatory action, nor shall any Web Page that forms a part of the Service contain any Link to any Web Site which contains or features any such material.

(j)           Subscription Service Agent shall not enter into any agreement whatsoever on behalf of Sony, shall not make any representations or warranties on behalf of Sony, and shall not represent to any Person that it has the power, whether express or implied, to bind Sony in any way or enter into contracts on Sony’s behalf.

(k)          Subscription Service Agent shall not make any use of any Sony Materials, or authorize any third party to make any use of any Sony Materials, except as specifically permitted pursuant to the terms of this Content Integration Agreement.

(l)           Subscription Service Agent shall use best efforts to ensure the security of all data and information collected and/or transmitted by the Service, including without limitation the Aggregate Information, and that in connection with such efforts it shall make use of current, effective and so-called “state of the art” encryption and anti-piracy technologies.

(m)         Subscription Service Agent will not include the Sony Materials in computer files other than those computer files created for use as part of the Service.

(n)          At all times, Subscription Service Agent shall comply with all applicable laws, rules, regulations and so-called “privacy policies” (including the privacy policy of Sony, as such policy may be amended from time to time, to the extent reasonably applicable) in its use of End User Information.  In connection therewith, Subscription Service Agent shall maintain, and at all times comply with, a privacy policy with respect to the Service and any Web Sites as may be owned, operated and/or maintained by Subscription Service Agent during the Term hereof, relating to the collection and use of Aggregate Information as contemplated herein, in accordance with all applicable laws, rules, regulations and generally accepted customs and practices in the electronic commerce industry in the United States.

(o)          Subscription Service Agent shall not cut, edit, change, add to, delete from or revise any Sony Materials (or authorize any Person to do any of the foregoing) without the express prior written consent of Sony in each instance.  Without limiting the scope of the foregoing, Subscription Service Agent expressly agrees that it will not alter or delete any title, credit or copyright notice, any trademarks or service marks, or the talent, writing, producing, directing or music credits contained in the Sony Materials.

(p)          Subscription Service Agent will not, directly or indirectly, sell or otherwise dispose of, pledge, mortgage or in any other way encumber the Sony Materials, or, attempt to pledge, mortgage or otherwise encumber Subscription Service Agent’s rights under this Content Integration Agreement for the benefit of or on behalf of a Triggering Person.

(q)          At all times during the Term, any free-trial memberships that make Sony Cleared Recordings available to potential End Users shall be limited to: (1) Streams of Sony Cleared Recordings and other Recordings via the Service offered to End Users, (2) one (1) membership per household, and (3) only one (1) membership to any Person (or household) during the Term.

(r)           Omitted without implication.

(s)          At all times during the Term, Agent Servers containing Sony Materials shall be located solely at such locations in the United States as Subscription Service Agent has notified Sony with reasonable particularity as to its exact physical location (e.g., by providing the name of the facility, the street address of such facility and the main phone number for such facility).  Subscription Service Agent shall give Sony thirty (30) days’ prior notice before changing the location of any Agent Server containing Sony Materials.  As of the date hereof, Agent Servers containing Sony Materials are located at Inflow, 1233 N.W. 12th Avenue, Portland, Oregon (telephone: (503) 553-7800).

(t)           Except as and to the extent expressly provided elsewhere in this Content Integration Agreement, at all times during the Term, Subscription Service Agent shall exclusively provide all content hosting, bandwidth, rights clearinghouse, and other service functions (other than billing and financial clearinghouse services) in connection with the Service.  For the avoidance of doubt, Subscription Service Agent may authorize Syndication Agents or other agents designated by Subscription Service Agent in its reasonable discretion to provide billing and financial clearinghouse services in connection with the Service; provided that no such delegation of such duties shall relieve Subscription Service Agent of any of its obligations set forth in this Content Integration Agreement.

12.02.      (a)          Sony represents and warrants that that it has the right, power and authority to enter into this Content Integration Agreement.

(b)          Sony represents and warrants that, to the best of its knowledge, the use of the Sony Cleared Recordings (excluding any musical compositions and any dramatic, literary or other copyrighted works (other than sound recordings) embodied therein) and the corresponding Artwork in accordance with the terms of this Content Integration Agreement will not violate or infringe the rights of any third parties; provided, however, that in the event that Sony notifies you, under subparagraph 3.03(a) above, that any of the Sony Materials is excluded from the Grant of Rights, then Sony’s representation and warranty in this subparagraph 12.02(b) with respect to the Sony Materials that are the subject of such notice shall terminate immediately upon your receipt of such notice (and Sony’s indemnification of you under paragraph 16.01.1 below shall not cover any causes of action arising from your use thereafter of the Sony Materials that are the subject of such notice).

(c)          Sony represents and warrants that, to the best of its knowledge, it owns all right, title and interest in the Sony Materials; provided, however, that in the event that Sony notifies you, under subparagraph 3.03(a) above, that any of the Sony Materials is excluded from the Grant of Rights, then Sony’s representation and warranty in this subparagraph 12.02(c) with respect to the Sony Materials that are the subject of such notice shall terminate immediately upon your receipt of such notice (and Sony’s indemnification of you under paragraph 16.01.1 below shall not cover any causes of action arising from your use thereafter of the Sony Materials that are the subject of such notice).

13.          INFRINGEMENT

13.01.                     Subscription Service Agent agrees to notify Sony immediately after it becomes aware of any actual or threatened infringement, dilution or other impairment (“Infringement”) of the Sony Materials or Sony Authorized Trademarks.  Upon receipt of such notice, Sony shall decide whether to assert or file any legal or equitable proceedings (an “Action”) with respect to such Infringement at its sole discretion.  If such Infringement has occurred, at Sony’s sole option, exercisable upon notice to Subscription Service Agent, Sony may either prosecute the Action or authorize Subscription Service Agent to prosecute the Action in its own name.  In the event Sony elects to prosecute such Action, Subscription Service Agent shall cooperate with Sony in the Action, at Sony’s reasonable expense.

13.02.                     Subscription Service Agent agrees to notify Sony immediately after it becomes aware of any asserted or threatened Action by any Person that the Sony Materials causes the Infringement of the intellectual property or other rights of such Person.  If such Person asserts or institutes an Action against Subscription Service Agent or against Sony alleging that Infringement arises from or is related to Subscription Service Agent’s conduct of the Service, Subscription Service Agent shall pay all expenses and fees (including attorneys’ fees and expenses and costs of investigation and litigation) incurred in connection therewith, and shall pay any judgments, proceeds, damages or settlements resulting therefrom.  Subscription Service Agent may not compromise or settle any such Infringement Action without Sony’s prior written consent, which can be withheld in its sole discretion.  Each of Sony and Subscription Service Agent agrees to reasonably cooperate with each other as necessary, in defending any such Action.

14.          CONFIDENTIALITY

14.01.   (a)      Each of Sony and the Subscription Service Agent (each a “Disclosing Party”) agrees that it shall, and it shall instruct in writing its respective attorneys, accountants and other professional advisors (collectively, “Advisors”) to, hold in confidence and not communicate, transmit, publish, disseminate or otherwise disclose any of the terms and conditions of this Content Integration Agreement or of the Syndication Agent Agreements (or, for the avoidance of doubt, any Outside Agreement) or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware (e.g., by being copied on correspondence or by being advised of such fact, matter, event or circumstance by another party to the negotiation) (collectively, “Confidential Information”); provided, however, that nothing in this paragraph 14.01 shall prohibit disclosure of such Confidential Information: (i) by each such party to its respective financial officers, management, bankers or others as may be reasonably necessary in the operation of its business, (ii) by each such party to its respective Advisors to the extent that such disclosure is in the opinion of such Advisors required to enable such Advisors fully to represent the party concerned, (iii) in connection with any legal or governmental proceeding, or (iv) to any judicial, governmental or regulatory body.  At Sony’s request, you shall cause each of your Advisors to execute a confidentiality statement in accordance with the preceding sentence.  In addition, you will provide Sony with a reasonable opportunity to review and comment on any disclosure in any of filings by you under the United States securities laws regarding this Content Integration Agreement and the transactions contemplated hereunder and, if you are required to file this Content Integration Agreement under applicable securities laws, you will use best efforts to obtain confidential treatment for those portions of this Content Integration Agreement that Sony designates.

(b)          Notwithstanding anything to the contrary herein, Confidential Information shall not include information which:

(1)        at or prior to the time of disclosure by the Disclosing Party was known to or independently developed by the party receiving such information (a “Receiving Party”), except to the extent unlawfully appropriated by the Receiving Party or third party;

(2)        at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no wrongful or negligent act or omission on the Receiving Party’s part; or

(3)        the Receiving Party receives from a third party free to make such disclosure without breach of any legal obligation.

(4)        is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request.

14.02.   Subscription Service Agent shall exercise best efforts to ensure that each Syndication Agent shall: (i) hold in confidence and not communicate, transmit, publish, disseminate or otherwise disclose any of the terms and conditions of the Syndication Agent Agreements or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware (e.g., by being copied on correspondence or by being advised of such fact, matter, event or circumstance by another party to the negotiation) (collectively, “Agent Confidential Information”) and (ii) instruct in writing its Advisors to hold in confidence and not communicate, transmit, publish, disseminate or otherwise disclose any of the terms and conditions of the Syndication Agent Agreements or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof; provided, however, that the exceptions set forth in subparagraphs 14.01 above shall also apply hereto.  At Sony’s request, you shall cause each of the Syndication Agents to cause their Advisors to execute a confidentiality statement in accordance with the preceding sentence.  In addition, you will cause the Syndication Agents to provide Sony with a reasonable opportunity to review and comment on any disclosure in any of filings by you under the United States securities laws regarding this Content Integration Agreement and the transactions contemplated hereunder and, if they are required to file any Syndication Agent Agreement under applicable securities laws, you will cause them to use best efforts to obtain confidential treatment for those portions of such agreement that Sony designates.

14.03.   (a)      Neither party hereto shall, without the prior written consent of the other party, issue any press release or make any other public announcement or statement relating to any terms and conditions of this Content Integration Agreement or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware (e.g., by being copied on correspondence or by being advised of such fact, matter, event or circumstance by another party to the negotiation).  You and Sony shall endeavor to mutually prepare a press release to be issued after the complete execution of this Content Integration Agreement; provided that (i) the failure of you or Sony to agree on the wording of the press release or the issuance thereof shall not constitute a breach of this agreement, and (ii) if you and Sony fail to agree on the wording of the press release or the issuance thereof then neither you nor Sony shall issue such press release.

(b)      Subscription Service Agent shall exercise best efforts to prevent Syndication Agents from issuing any press release or making any other public announcement or statement relating to any terms and conditions of this Content Integration Agreement or the Syndication Agent Agreements or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware (e.g., by being copied on correspondence or by being advised of such fact, matter, event or circumstance by another party to the negotiation).

15.          NOTICES

15.01.   (a)      Except as otherwise specifically provided herein, all notices under this Content Integration Agreement shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned.

TO YOU:	The address shown above.

TO SONY:	550 Madison Avenue
New York, New York 10022-3211

Each notice to Sony shall be addressed for the attention of Sony’s Senior Vice President, Business Affairs & Administration, and a copy of each notice to Sony shall be sent simultaneously to the Sony Music Entertainment Inc. Law Department for the attention of Sony’s Senior Vice President and General Counsel.  Sony shall undertake to send a copy of each notice sent to you to Myman Abell Fineman Greenspan & Light, LLP, 11601 Wilshire Boulevard, Suite 2200, Los Angeles, California 90025-1758, Attention: Eric Greenspan, Esq. and Jeffrey Taylor Light, Esq., but Sony’s failure to send any such copy shall not constitute a breach of this agreement or impair the effectiveness of the notice concerned.  Notices shall be deemed given when mailed or, if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt.

(b)   Notwithstanding anything in subparagraph 15.01(a) above, each Service Fee Report and accompanying payment made under subparagraph 6.03(a) above shall be addressed as follows: Sony Music Entertainment Inc., Royalty Department, 550 Madison Avenue, New York, New York  10022-3211, Attention: Vice President, Royalty Accounting.

16.          MISCELLANEOUS PROVISIONS

16.01.   Subscription Service Agent will at all times indemnify and hold harmless the Sony Parties, from and against any and all claims, damages, liabilities, costs and expenses (including legal expenses and counsel fees) arising out of: (a) the operation of the Service, (b) Subscription Service Agent’s, Syndication Agents’, End Users’ and any other Person’s use (including but not limited to unauthorized use or duplication), in connection with the Subscription Service, of any Sony Materials; or (c) any breach or alleged breach by Subscription Service Agent of any representation, warranty, covenant or agreement made by Subscription Service Agent herein, including, without limitation, Subscription Service Agent’s representation, warranty and agreement to secure and pay for all third party licenses, permissions and consents (individually and collectively, “CenterSpan Claims”).  In the event of any CenterSpan Claim: (i) Sony shall notify CenterSpan of the CenterSpan Claim concerned promptly following the date that Sony become aware of it; (ii) CenterSpan shall defend against the CenterSpan Claim concerned (at CenterSpan’s own expense) through legal counsel selected by CenterSpan with Sony’s consent, which consent Sony shall not unreasonably withhold; and (iii) each party shall reasonably cooperate with the other in the defense of the CenterSpan Claim concerned.  CenterSpan shall be solely responsible for the amount of any settlement or judgment for such CenterSpan Claim and all legal expenses and counsel fees incurred by CenterSpan in connection therewith, subject to subparagraph 16.01(b) below.

(b)     In the event that CenterSpan is either unwilling to defend against the CenterSpan Claim concerned or is otherwise not reasonably defending against the CenterSpan Claim concerned, Sony shall have the right to assume the defense and settlement of the CenterSpan Claim concerned through legal counsel selected by Sony, but CenterSpan shall be solely responsible at all times for the amount of any settlement or judgment for such CenterSpan Claim, as well as all reasonable legal expenses and counsel fees incurred by Sony in connection therewith.  Any settlement of a CenterSpan Claim shall be subject to CenterSpan’s consent, which consent CenterSpan shall not unreasonably withhold.  Notwithstanding the foregoing, in the event that CenterSpan defends against the CenterSpan Claim concerned (at CenterSpan’s own expense) through legal counsel selected by CenterSpan as provided above, Sony shall have the right at all times to actively participate in the defense thereof, and to employ legal counsel selected by Sony at Sony’s own expense, it being understood that CenterSpan shall have the right at all times, in CenterSpan’s sole discretion, to maintain control of the conduct of the defense.

16.01.1.  (a)       Notwithstanding anything to the contrary in paragraph 16.11 below, except as provided in subparagraphs 12.02(b) and 12.02(c) above, Sony shall at all times indemnify and hold harmless you from and against any and all third-party claims, losses, damages, liabilities, costs and expenses, including, without limitation, legal expenses and reasonable counsel fees arising out of any breach by Sony of any warranty, representation, covenant or obligation by Sony hereunder (including, without limitation, (1) any claims arising from Publishing Rights, but only in the event that Sony secures such Publishing Rights pursuant to section 4.03(e)(2), and (2) any claims arising from your use of the Sony Cleared Recordings and corresponding Artwork as and to the extent authorized hereunder in accordance with the terms of this Content Integration Agreement), any claims that the Sony Cleared Recordings or Sony Materials cause the Infringement of the intellectual property or other rights of such third-party regardless of whether Sony is in breach of the representations and warranties contained in subparagraphs 12.02(b) and 12.02(c) above, and any claims arising out of legal actions undertaken by Sony against Persons owing debts in accordance with and subject to subsection 6.03(b)(4)(A)(II) above (individually and collectively, “Sony Claims”).  In the event of any Sony Claim: (i) you shall notify Sony of the Sony Claim concerned promptly following the date that you become aware of it; (ii) Sony shall defend against the Sony Claim concerned (at Sony’s own expense) through legal counsel selected by Sony with your consent, which consent you shall not unreasonably withhold; and (iii) each party shall reasonably cooperate with the other in the defense of the Sony Claim concerned.  Sony shall be solely responsible for the amount of any settlement or judgment for such Sony Claim and all legal expenses and counsel fees incurred by Sony in connection therewith, subject to subparagraph 16.01.1(b) below.

(b)      In the event that Sony is either unwilling to defend against the Sony Claim concerned or is otherwise not reasonably defending against the Sony Claim concerned, you shall have the right to assume the defense and settlement of the Sony Claim concerned through legal counsel selected by you, but Sony shall be solely responsible at all times for the amount of any settlement or judgment for such Sony Claim, as well as all reasonable legal expenses and reasonable counsel fees incurred by you in connection therewith.  Any settlement of a Sony Claim shall be subject to Sony’s consent, which consent Sony shall not unreasonably withhold.  Notwithstanding the foregoing, in the event that Sony defends against the Sony Claim concerned (at Sony’s own expense) through legal counsel selected by Sony as provided above, you shall have the right at all times to actively participate in the defense thereof, and to employ legal counsel selected by you at your own expense, it being understood that Sony shall have the right at all times, in Sony’s sole discretion, to maintain control of the conduct of the defense.

16.02.   Subscription Service Agent acknowledges that the Sony Materials and Sony Materials hereunder has a special, unique and extraordinary character which gives them a peculiar value, and that, in the event of a breach of any term, condition, representation, warranty, covenant or agreement contained in this Content Integration Agreement, Sony shall be caused irreparable injury, including loss of goodwill and harm to reputation, which cannot be adequately compensated in monetary damages.  Accordingly, in the event of any such breach, actual or threatened, Sony shall have, in addition to any other legal remedies, the right to injunctive or other equitable relief.

16.03.   All remedies provided for pursuant to this Content Integration Agreement are cumulative, and no exercise, or failure to exercise, any option by either party will limit such party’s right to recover damages or pursue any other remedies available at law or in equity.

16.04.   If any provision of this Content Integration Agreement or the application thereof to any party, Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Content Integration Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

16.05.   This Content Integration Agreement, including the various Exhibits attached hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. No change or termination of this Content Integration Agreement shall be binding upon Sony or you unless it is made by an instrument signed by both parties hereto.  A waiver by either party of any provision of this Content Integration Agreement in any instance shall not be deemed a waiver of such provision, or any other provision hereof, as to any future instance or occurrence.  All remedies, rights, undertakings, and obligations contained in this Content Integration Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, or obligation of either party.  The captions of the Articles in this Content Integration Agreement are included for convenience only and shall not affect the interpretation of any provision.

16.06.   (a)     Sony may assign its rights under this Content Integration Agreement in whole or in part to any subsidiary, affiliated or controlling corporation, to any Person owning or acquiring a substantial portion of the stock or assets of Sony, or to any partnership or other venture in which Sony participates, and such rights may be similarly assigned by any assignee.  No such assignment shall relieve Sony of any of Sony’s obligations hereunder.  Subject to subparagraph 16.06(b) below, you shall not have the right to assign this Content Integration Agreement or any of your rights or obligations hereunder, in whole or in part, without Sony’s prior written consent.  Any purported assignment by you in violation of this paragraph shall be void.

(b)  (1) You may assign your rights under this Content Integration Agreement to another Person, in connection with a sale or transfer of substantially all assets associated with the Service, subject to the following conditions:

(i) The acquiring Person, or any Affiliate of such Person, cannot be: (A) a Triggering Person, (B) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) against which Sony or any licensee, either directly or indirectly, has a claim arising out of the unauthorized recording, manufacture, distribution, sale, reproduction (or other use) of any Sony Materials or other property or other tangible or intangible rights, (C) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) involved in litigation with Sony arising out of the unauthorized recording, manufacture, distribution, sale, reproduction (or other use) of any Sony Materials or other property or other tangible or intangible rights, or (D) an entity (or the parent, subsidiary, affiliate or licensee of any such entity) engaged in any unauthorized recording, manufacture, distribution, sale or other activity in violation of Sony’s or it licensee’s rights (any such entity described in clauses (B) – (D) is sometimes referred to as a “Prohibited Entity”).  (In each case, CenterSpan may request that Sony inform CenterSpan whether a potential acquirer of CenterSpan constitutes a Prohibited Entity.)

(ii)          The assignment shall not be effective until you have delivered to Sony an instrument approved by Sony (such approval not to be unreasonably withheld or delayed) effecting the assignment and the assignee’s assumption of your obligations, and Sony has executed that instrument to evidence Sony’s approval of it (which approval shall not be unreasonably withheld if the conditions of subsections 16.06(b)(1)(i) – (ii) and (iii) and (iv) below herein have been met);

(iii)         No such assignment shall relieve you of your obligations under this Content Integration Agreement (unless Sony otherwise agrees in writing); and

(iv)        If such an assignment takes place, any further transfer of the rights assigned shall be subject to the same conditions.

(2)   Subject to section 11.01(b)(6), you may convey your rights under this Content Integration Agreement to a subsidiary or affiliate of CenterSpan, provided that: (i) fifty percent (50%) of the stock and assets of such subsidiary or affiliate are owned by CenterSpan at all times throughout the Term, (ii) CenterSpan wholly-controls such subsidiaries’ or affiliates’ operations at all times throughout the Term, and (iii) fifty percent (50%) of the Service is thereafter owned and operated solely by such subsidiary or affiliate.

(3)   Any purported assignment by you in violation of this subparagraph 16.06(b) shall be void.  For the avoidance of doubt, CenterSpan’s obligations under this Content Integration Agreement shall not be diminished or otherwise affected by any such assignment.

16.07.   Unless specifically set forth in this Content Integration Agreement, neither party shall be entitled to recover damages or to terminate the Term by reason of any breach by the other party of its material obligations, unless the latter party has failed to remedy the breach within thirty (30) days following receipt of notice thereof (or, if the breach concerned cannot be remedied within thirty (30) days, if the latter party commences to remedy the breach within that time and proceeds to complete the remedy with reasonable promptness).

16.08.   In entering into this Content Integration Agreement, you have and shall have the status of independent contractor.  Nothing herein contained shall contemplate or constitute you or any Syndication Agent as Sony’s agent, except to the extent expressly set forth herein, or employee, and nothing herein shall constitute a partnership, joint venture or fiduciary relationship between you and Sony.

16.09.   THIS CONTENT INTEGRATION AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION AND LEGAL EFFECT OF THIS CONTENT INTEGRATION AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES UNDER NEW YORK LAW).  THE NEW YORK COURTS (STATE AND FEDERAL), SHALL HAVE SOLE

JURISDICTION OF ANY CONTROVERSIES REGARDING THIS CONTENT INTEGRATION AGREEMENT; ANY ACTION OR OTHER PROCEEDING WHICH INVOLVES SUCH A CONTROVERSY SHALL BE BROUGHT IN THOSE COURTS IN NEW YORK COUNTY AND NOT ELSEWHERE.  THE PARTIES WAIVE ANY AND ALL OBJECTIONS TO VENUE IN THOSE COURTS AND HEREBY SUBMIT TO THE JURISDICTION OF THOSE COURTS.  ANY PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY, AMONG OTHER METHODS, BE SERVED UPON YOU BY DELIVERING IT OR MAILING IT, BY REGISTERED OR CERTIFIED MAIL, DIRECTED TO THE ADDRESS FIRST ABOVE WRITTEN OR SUCH OTHER ADDRESS AS YOU MAY DESIGNATE PURSUANT TO ARTICLE 16.  ANY SUCH DELIVERY OR MAIL SERVICE SHALL BE DEEMED TO HAVE THE SAME FORCE AND EFFECT AS PERSONAL SERVICE WITHIN THE STATE OF NEW YORK.

16.10.   This Content Integration Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  This Content Integration Agreement shall not become effective until executed by all proposed parties hereto.

16.11.   SONY MAKES NO WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SONY MATERIALS.  IN NO EVENT SHALL SONY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, MULTIPLE, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS CONTENT INTEGRATION AGREEMENT (INCLUDING BUT NOT LIMITED TO LOST BUSINESS PROFITS) EVEN IF SONY HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

16.12.   Subscription Service Agent recognizes that the sale of Records by means of  Conditional Download and Streaming, is speculative and that Sony makes no warranties, representations or guarantees with respect to the number of Streams or Conditional Downloads, if any, which will be sold by Sony hereunder or otherwise.

16.13.   Omitted without implication.

16.14.   Sony and Subscription Service Agent agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other party hereto to evidence and effectuate further the purposes and intents set forth in this Content Integration Agreement.

16.15.   Subscription Service Agent shall, from time to time, do and perform such other and further acts and duly execute and deliver such further documents and assurances as may be required by applicable laws or as requested by Sony to establish, maintain and protect Sony’s rights and remedies and to carry out and effect the intent and purpose of this Content Integration Agreement, including, without limitation, the execution and delivery of additional documentation and/or instruments, in recordable form, and the recording or filing of additional documentation and/or instruments, including, without limitation, any notice, UCC-1 and/or security agreement in accordance with the laws of such jurisdictions in which Sony may in its sole discretion from time to time deem necessary.  Without limiting the foregoing, Subscription Service Agent shall cause any such document and/or additional instruments which shall be executed to be kept, filed, deposited or recorded, at all times, in such places that Sony shall designate in its sole discretion in order to perfect and preserve Sony’s rights in and to the Sony Materials and the Sony Authorized Trademarks.

IN WITNESS WHEREOF, the parties hereto have executed this Content Integration Agreement, effective as of the date first above written.

SONY MUSIC, A Group of Sony Music Entertainment Inc.

By:	/s/ Ron Wilcox
Name: Ron Wilcox
Title: EVP, BA + NT, SMEI SVP, BA + ADM., SONY MUSIC, A Group of SMEI

CENTERSPAN COMMUNICATIONS CORP.

By:	/s/ Frank G. Hausman
Name: Frank G. Hausman
Title: Chairman + CEO

Schedule A

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

Exhibit A-1

Functionality Specifications

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

Exhibit A-2

Technical Specifications

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC]*

*  Confidential Portions Omitted.

Exhibit B

STREAMING SECURITY FUNCTIONAL REQUIREMENTS

Introduction

This document outlines the issues around the security of streamed media and enumerates the requirements of the international Recording Industry of such systems.

Capitalized terms in this document are defined in Annex A or in the SDMI Portable Device Specification Part 1 Version 1.0 (henceforth the “SDMI PD Specification”).

FUNCTIONAL REQUIREMENTS

The following are requirements of a Streaming Security System.

SCOPE

This Streaming Functional Requirement Document shall be able to be applied to all types of Streaming, in particular digital broadcasting, other forms of digital communications to the public (such as cable transmission systems) and streaming over packet-based networks (such as the Internet).

CONTENT SECURITY

A Streaming Security System shall not allow Content to be accessible digitally except in accordance with this document.

In particular:

•                                        Content shall be Protected at all points in the system,

•                                        A Streaming Security System shall ensure that the Content is not accessible by systems and applications that do not enforce the Usage Rules.  This requirement shall, as a minimum, apply both to connections between software modules and hardware connections between consumer devices.

•                                        A Streaming Security System shall ensure that after Content is rendered, it is inaccessible within the system that performed the rendering.

•                                        Unprotected and unauthenticated digital outputs shall not be enabled or supported for Content that carries Streaming Usage Rules that do not authorize such outputs.  This requirement shall not apply to existing, widely deployed devices such as USB speakers.  The level of protection of the Content shall be no less than that provided by encryption, using technology customarily accepted within the applicable industry, to the extent necessary to protect Content.

A Streaming Security System shall ensure that Content which is removed from the system other than in accordance with the Content’s Streaming Usage Rules (for example by analogue copying) is, to the extent possible, unable to be used in a manner inconsistent with these Functional Requirements.  This might be achieved by adding or re-marking a watermark in the Content into a state whereby systems compliant with other security specifications (such as the SDMI PD Specification) cannot accept it.

STORED CONTENT

If Streamed Content contains Streaming Usage Rules that permit the storage of a copy of the Content by the recipient of the Stream, then that copy may only be stored as SDMI Protected Content for Local Use and the Usage Rules of the stored copy shall be the Usage Rules required by the Streaming Usage Rules.

ROBUSTNESS

A Streaming Security System shall conform to agreed robustness Requirements that set out the strength of the security and response to new circumstances which is required.  The SDMI PD Specification contains appropriate language and is attached to this document for reference as Annex B.

SELECTION OF SYSTEM

Where the law does not so prohibit, Rights Holders shall be able to specify whether their Content is authorized to be delivered over a particular Streaming Security System.

STREAMING USAGE RULES

A Streaming Security System shall allow Streaming Usage Rules to be expressed as associated or embedded information, or else inherently implied by the Service’s design, and shall ensure that all forms are obeyed.

Streaming Usage Rules shall be linked persistently to the Content, implicitly or explicitly.

A Streaming Security System shall provide a sufficiently rich vocabulary in its expression of Streaming Usage Rules that all possible business models are accommodated.  There is a discussion of this in the next section.

DEFAULT USAGE RULE ENFORCEMENT

Where there are no Streaming Usage Rules relating to Content, a Streaming Security System shall apply the Default Streaming Usage Rules.

The Default Streaming Usage Rule shall be that streamed Content may be rendered for immediate consumption but that no copy shall be retained before or after rendering.

STREAMING USAGE RULE ENFORCEMENT

A Streaming Security System shall ensure that Streaming Usage Rules are obeyed within it and also that Streaming Usage Rules and consequent Usage Rules are obeyed in systems to which Content is transferred.

PERFORMANCE

IMPACT ON END-USERS

So far as is possible, a Streaming Security System shall be transparent to end-users.  It shall neither materially increase the time to listen when a Stream is demanded by an end-user, nor materially degrade the sonic quality of the system, compared to an insecure system.

CONTENT SELECTION

A Streaming System shall allow Rights Holders to specify the type of service for which a particular piece of content is authorized.  This might include:

RETRANSMISSION

A Streaming Security System shall allow Rights Holders to specify whether another streaming system is permitted to further stream a particular piece of Content, or to place conditions on such further streaming.

QUALITY ASSURANCE

A Streaming Security System shall, where not prohibited by law, allow Rights Holders to specify that Content shall not be delivered over Best Effort Systems (i.e., that it shall only be delivered over Quality of Service (QoS) Assured Systems, or conventional broadcasting systems).

Where not prohibited by law, a Streaming Security System shall allow Rights Holders to specify the limits on audio quality at which Content may be delivered by reference to bit rates, acceptable codecs, etc.

IDENTIFICATION DATA

A Streaming Security System shall allow Rights Holders to control how the identification data, which is associated with Content being Streamed, is used by applications and end users.

COMPLIANCE

A Streaming Security System shall have adequate means for enforcing compliance.

USAGE RULES

The following is a non-exhaustive list of the type of Streaming Usage Rules which a Streaming Security System may be required by Rights Holders to support.

RECORD CONTROL

A Streaming Security System shall allow Rights Holders to specify whether the end-user is permitted to retain a copy of a particular piece of Content (excluding temporary copies made in rendering the stream).  It shall also allow Rights Holders to place constraints on the use of this copy by allocating Usage Rules to the retained Content.

COPYING

Content may be authorized for retention only for a specified period or for a specified number of listens.

SECURITY

Content may be authorized for retention only if it is held on a system or device of security meeting the requirements of the Rights Holder, e.g.,

•  “only on an SDMI compliant device”

•  “on a CD-R with the SCMS copy prohibit bit set”

•  “only in a particular type of secure container”

NAVIGATION

A Streaming Security System shall be able to allow or prevent various sorts of navigation within streamed Content – such as skipping or fast-forwarding over musical Content or advertising.

DISTRIBUTION

A Streaming Security System shall allow Rights Holders to specify whether the end-user is permitted to transmit a copy of a particular piece of Content to other end-users.  It shall also allow Rights Holders to place restrictions on this transmission, for example by restricting the copy to a particular audio quality level, or to a particular excerpt.

TERRITORIALITY

A Streaming Security System shall allow Rights Holders to specify into which geographic or otherwise defined territories delivery of the Content is authorized.  A Streaming Security System shall also support the application of different Default Streaming Usage Rules in different geographic or otherwise defined territories.

SUBSCRIPTION PAYMENT

A Streaming Security System shall allow Rights Holders to restrict a stream for delivery only to end-users who have paid a subscription fee or otherwise become eligible to have a particular Stream delivered to them.  For instance, streams could be limited to end-users who have purchased a membership in a fan club or responded to an advertisement.

PAY PER LISTEN/MINUTE

A Streaming Security System shall allow Rights Holders to restrict distribution of a stream to end-users who pay a fee to have the Stream delivered, whether by the song, the minute or some other measure.

IMPULSE PURCHASE

A Streaming Security System shall allow Rights Holders to specify that Streamed Content may be retained in accordance with Streaming Usage Rules that permit purchase of the Streamed Content under explicitly controlled circumstances.  For example, a Rights Holder might authorize the “purchase” of a track played over a Streaming Security System.

Annex A – Definitions

STREAMING

Streaming is delivering audio or audio-visual Content (henceforth Content) to an end-user such that it is consumed at approximately the same time as it is sent.

DOWNLOADING

By contrast, Downloading is delivering Content to an end-user so that it is intended to be consumed at a later time, possibly in accordance with Usage Rules (see below).

Rights Holder

The Rights Holder is the owner or licensee of Copyright or Neighboring Rights in the sound recording being streamed.

STREAMING USAGE RULES

Streaming Usage Rules are rules for the use of Content, defined by Rights Holders in the Content.  Streaming Usage Rules may allow or disallow the immediate consumption of the Content.  They may also allow or disallow other uses of the Content such as, retention, onward transmission etc.

Streaming Usage Rules may differ for different delivery systems and Rights Holders.

Streaming Usage Rules may be attached to or embedded within Content, or else inherently implied by the Service’s design.

DEFAULT STREAMING USAGE RULES

Default Streaming Usage Rules are the rules defined for end-users in the absence of Streaming Usage Rules from Rights Holders.  Default Streaming Usage Rules may differ for different delivery systems.  They may also differ from Default Usage Rules set out in other specifications, such as the SDMI Portable Device Specification Part 1 Version 1.0.

STREAMING SECURITY SYSTEM

A Streaming Security System is able to ensure that Streaming Usage Rules (or where relevant, Default Streaming Usage Rules) are obeyed.  It includes the entire system, from the point where Content is introduced into it to the point where Content is either rendered in accordance with Streaming Usage Rules or handed off to another system in accordance with Streaming Usage Rules.

PROTECTED

Protected Content is in a state in which unauthorized access is restricted by technical means (e.g., encryption or scrambling).

QUALITY OF SERVICE (Q0S) ASSURED SYSTEMS

QoS Assured Systems are systems where the path from source to end-user is subject to guarantees over the available bandwidth and error rate.

BEST EFFORT SYSTEMS

Best Effort Systems are systems where the path from source to end-user is NOT subject to guarantees over the available bandwidth and error rate.

Annex B – Robustness Requirements

The following text is copied from the SDMI PD Specification Section 10:

GENERAL

SCOPE

These Robustness Requirements apply to implementations (“Implementations”) of the SDMI Portable Device Specification, Part 1, Version 1.0 (the “Specification”) and are incorporated in the Specification.  Capitalized terms not defined herein shall have the meanings set forth in the Specification.

OBJECTIVE

Implementations shall protect SDMI Protected Content against unauthorized access, copying and distribution.  Implementations shall maintain SDMI Protected Content in a protected state or a protected environment at all times except while such Content is being rendered in decompressed form.

CONSTRUCTION

Implementations shall comply with the Specification and be designed and manufactured so as effectively to frustrate attempts to modify such products so as to defeat the functions of the Specification, as more specifically described below.

DEFEATING FUNCTIONS AND FEATURES

Implementations shall not include switches, jumpers or traces that may be cut, or control functions means (such as end user remote control functions or keyboard, command or keystroke bypass) by which content protection technologies or other mandatory provisions of the Specification may be defeated or by which compressed, decrypted SDMI Protected Content may be exposed to unauthorized copying, usage or distribution.

MAINTAIN SECURITY

Implementations shall be designed and manufactured so as to effectively frustrate attempts to:  (i) discover or reveal non-public keys or cryptographic algorithms or other secrets/confidential information used to protect Content in Implementations, (ii) defeat the functions related to Authentication, encryption, decryption, SDMI screening, watermark screening, watermark insertion, the Secure Authenticated Channel and Storage of SDMI Protected Content, as defined and required in Specification, including the control functions or Usage Rules, to the extent such functions and rules are implemented in the foregoing, and (iii) change embedded identities (collectively, clauses (i), (ii), and (iii) of this Section 10.1.4 are referred to herein as the “Security Functions and Features”).  Furthermore, in SDMI-Complaint products, where SDMI Protected Content is delivered from one part of the SDMI-Complaint product to another–whether among integrated circuits, software modules, or a combination thereof–the portions of such product that perform the Security Functions and Features shall be designed and otherwise integrated and associated with each other such that SDMI Protected Content in a usable form flowing between them shall be Protected from being intercepted and copied or distributed.

METHODS OF MAKING FUNCTIONS ROBUST

Implementations shall use at least the following techniques to be designed to effectively frustrate efforts to circumvent or defeat the functions and protections in the Specification and these Robustness Requirements:

ACCESSIBILITY OF CONTENT

Decrypted SDMI Protected Content shall not be available on outputs other than those specified in the Specification or these Robustness Requirements and, within Implementations, such Content shall not be present on any user accessible buses in useable form in such a manner that permits users to circumvent or defeat the Security Functions and Features.  For these purposes, a “user accessible bus” shall mean a data bus which is designed for end user upgrades or access, such as PCMCIA, device bay, IEEE 1394 or Cardbus, but not PCI buses, memory buses, CPU buses, and similar portions of a device’s internal architecture.  The foregoing shall also apply to interfaces between or among SDMI-Compliant products, such that SDMI Protected Content is transmitted in a Protected manner.

PLAYBACK

Unprotected digital playback (e.g., via USB speakers) shall be limited to linear PCM at 48 kHz 16 bit or below, and any playback at a rate higher than 1.5 times normal speed shall be noticeably degraded unless the pitch is corrected to the pitch at the normal speed.

ROBUSTNESS REQUIREMENTS APPLICABLE  TO SOFTWARE IMPLEMENTATIONS

Any portion of an Implementation that implements one or more of the security functions set forth in the Specification in software that could allow compromise of SDMI Protected Content shall include all of the characteristics set forth in Sections 10.1 and 10.2.1 of these Robustness Requirements.  In addition, such Implementations shall:

Use one or more reasonable methods, which may include, but shall not be limited to: encryption, execution of a portion of the implementation in ring zero or supervisor mode, and/or embodiment in a secure physical implementation; and in every case of implementation of software, using techniques of obfuscation to disguise and hamper attempts to discover the approaches used.

Be designed so as to perform self-checking of the integrity of its component parts and be designed to result in a failure of the Implementation to provide the authorized Authentication and/or decryption function in the event of unauthorized modification.  For these purposes, a “modification” includes any change in, or disturbance or invasion of features or characteristics, or interruption of processing.  This provision requires at a minimum the use of “signed code” or other means of tagging or operating throughout the code which are equivalent or more robust.  For purposes hereof, “component parts” are those that interact with SDMI Protected Content.

ROBUSTNESS REQUIREMENTS APPLICABLE TO HARDWARE IMPLEMENTATIONS

Any portion of an SDMI-Complaint product that implements a part of the Specification in hardware shall include all of the characteristics set forth in Sections 10.1 and 10.2.1 of these Robustness Requirements.  The fact that a software Implementation operates on a hardware computing platform shall not, in and of itself, cause such hardware computer platform to be subject to the requirements set forth in Sections 10.2.4 and 10.2.5.  If, however, the software Implementation relies on hardware or any hardware component to satisfy these Robustness Requirements, then such hardware or hardware component shall be governed by the robustness rules set forth herein for hardware implementations.  In addition, such Implementation shall:

1)                                   Use any reasonable means including, but not limited to: embedding encryption keys and algorithms in silicon circuitry or firmware which cannot be read, or the techniques described above for software.

2)                                   Be designed such that attempts to remove or replace hardware elements in a way that would compromise the content protection features of the Specification would pose a serious risk of damaging such product so that it would no longer be able to receive playback SDMI Protected Content.  By way of example, a component that is soldered rather than socketed may be appropriate for these means.

3)                                   Be designed such that the failure of a Security Function or Feature would cause the product to no longer be able to receive or playback SDMI Protected Content.

ROBUSTNESS REQUIREMENTS APPLICABLE TO HYBRID IMPLEMENTATIONS

The interfaces between hardware and software Implementations of an SDMI-Compliant product or between or among SDMI-Complaint products shall be designed so that they provide the level of protection that would be provided by a purely hardware or purely software Implementation as described above.

REQUIRED LEVELS OF ROBUSTNESS

1)                                   The Security Functions and Features and the characteristics set forth in Section 10.1.4 shall be implemented so that it is reasonably certain that they:

2)                                   Cannot be defeated or circumvented using Widely Available Tools (as defined below) or Specialized Tools (as defined below) and

Can only with difficulty be defeated or circumvented using Professional Tools (as defined below).

Widely Available Tools shall mean general-purpose tools or equipment that are widely available at a reasonable price, such as screwdrivers, jumpers, clips, and soldering irons.

Specialized Tools shall mean specialized electronic tools that are widely available at a reasonable price, such as memory readers and writers, debuggers, decompilers, or similar software development products other than devices or technologies that are designed and made available for the specific purpose of bypassing or circumventing the protection technologies that are required by the Specification, i.e., “Circumvention Devices”.

Professional Tools shall mean professional tools or equipment, such as logic analyzers, chip disassembly systems, or in circuit emulators, but not including either professional tools or equipment that are made available on the basis of a non-disclosure agreement or Circumvention Devices.

NEW CIRCUMSTANCES

If an Implementation when designed and shipped complies with the requirements set forth above, but at any time thereafter circumstances arise which – had they been existing at the time of design – would have caused such Implementation to fail to comply with the Specification (“New Circumstances”), then upon having reasonable notice of such New Circumstances, the developer of such Implementation (the “SDMI Participant”) shall promptly redesign affected product(s) or make available upgrades to its affected product(s), and, as soon as reasonable practicable, consistent with ordinary product cycles and taking into account the level of threat to Content under the New Circumstances, shall incorporate such redesign or replacement into its affected product(s), cease manufacturing such affected product(s) and cease selling such affected product(s).

EXAMINATION / INSPECTION

Under reasonable terms, including execution of mutually acceptable non-disclosure/non-use agreements, and upon reasonable notice to the SDMI Participant and the SDMI Foundation by one of the RIAA, the IFPI or the RIAJ (each referred to herein as a “Recording Company Association”), such Recording Company Association may at its own expense have an independent expert (acceptable to the SDMI Participant whose product(s) are to be inspected) inspect the details necessary to an understanding of such product(s)’ implementation of the Specification and these Robustness Requirements and such details sufficient to determine whether such product(s) is/are SDMI-Compliant.

Such SDMI Participant’s approval of such proposed expert shall not be unreasonably withheld.  Details which may be inspected include the executable object code, functional design diagrams, examples of the product, or block diagrams, but shall not include the source code, the Verilog Hardware Description Language (VHDL) or similar highly confidential information as reasonable designated by the SDMI Participant.  Any report made by the independent expert shall be made available to both the Recording Company Association and the SDMI Participant.  The SDMI Participant shall not be precluded or estopped from challenging the opinion of such expert in any forum.  Nothing in this paragraph shall limit the role or testimony of such expert, if any, in a judicial proceeding under such protective orders as a court may impose.  This provision may not be invoked more than once per implementation, model or version, provided that such right of inspection shall include the right to re-inspect such implementation, model or version if it has been revised in an effort to cure any alleged failure or compliance.  Any investigation conducted hereunder shall be based on reasonable grounds and commenced in a good faith attempt to determine whether an Implementation is SDMI-Compliant.